                                                                   EXHIBIT 10.17





                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                             CMS ENERGY CORPORATION

                            CMS MERGING CORPORATION

                               TERRA ENERGY LTD.

                                MARTIN G. LAGINA

                                CRAIG J. TESTER

                      DR. THOMAS JAMES AND NANCY M. JAMES

                      DR. JAMES LOWELL AND MARY K. LOWELL

             THE REVOCABLE LIVING TRUST OF DR. LEONARD J. SCHEROCK
                       UNDER AGREEMENT DATED MAY 1, 1990

                                ROBERT M. BOEVE

                                      AND

                                WAYNE STERENBERG


                _______________________________________________




                          Dated as of August 29, 1995
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                               TABLE OF CONTENTS

                                   ARTICLE I

                             THE MERGER.......................   2

Section 1.1.     The Merger...................................   2
Section 1.2.     Filing Certificate of Merger and
                   Effectiveness..............................   2
Section 1.3.     Effects of the Merger........................   3
Section 1.4.     Articles of Incorporation, By-Laws,
                   Directors and Officers.....................   3
Section 1.5.     Further Assurances...........................   3

                                   ARTICLE II

                       CONVERSION OF SHARES...................   3

Section 2.1.     Conversion of Securities.....................   3
Section 2.2.     Aggregate Consideration; Terra
                   Consolidated Net Working Capital;
                   Terra Debt.................................   5
Section 2.3.     Exchange of Lagina Shares by Lagina..........   6
Section 2.4.     Payment of Cash and Delivery
                   of Certificates............................   7
Section 2.5.     Dividends and Distributions..................   8
Section 2.6.     Fractional Shares............................   8
Section 2.7.     Changes in CMS Common Stock..................   9

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
             OF THE STOCKHOLDERS AND THE OPTIONHOLDERS........   9

Section 3.1.     Organization of Terra........................   9
Section 3.2.     Subsidiaries and Investments.................   9
Section 3.3.     Capitalization...............................   11
Section 3.4.     Authority....................................   13
Section 3.5.     Financial Statements.........................   15
Section 3.6.     Operations Since Balance Sheet Date..........   15
Section 3.7.     No Undisclosed Liabilities...................   17
Section 3.8.     Taxes........................................   18
Section 3.9.     Condition of Tangible Assets.................   22
Section 3.10.    Title to Property; Property Schedules........   22
Section 3.11.    Availability and Ownership of Assets.........   23
Section 3.12.    Personal Property Leases.....................   23
Section 3.13.    Accounts Receivable..........................   23
Section 3.14.    Intellectual Property........................   24
Section 3.15.    Owned Real Property..........................   26
Section 3.16.    Leased Real Property.........................   26
Section 3.17.    Litigation...................................   27
Section 3.18.    No Guaranties; Extensions of Credit..........   27
Section 3.19.    Compliance with Laws.........................   27





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                                                                Page


Section 3.20.    Permits......................................   27
Section 3.21.    Insurance....................................   28
Section 3.22.    Employee Benefit Plans.......................   29
Section 3.23.    Employees and Agents and Related
                   Agreements.................................   31
Section 3.24.    Employee Relations and Labor Matters.........   31
Section 3.25.    Absence of Certain Business Practices........   32
Section 3.26.    Territorial Restrictions.....................   32
Section 3.27.    Transactions with Certain Persons............   32
Section 3.28.    No Finder....................................   33
Section 3.29.    Environmental Matters........................   33
Section 3.30.    Contracts....................................   35
Section 3.31.    Additional Drilling Obligations..............   38
Section 3.32.    Gas Imbalances; Production Rights
                   and Obligations............................   38
Section 3.33.    Wells........................................   38
Section 3.34.    CMS Energy Common Shares;
                   Terra Common Stock.........................   39
Section 3.35.    Disclosure...................................   39

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF CMS ENERGY......   40

Section 4.1.     Organization of CMS Energy...................   40
Section 4.2.     Authority....................................   40
Section 4.3.     Shares of CMS Common Stock...................   41
Section 4.4.     Capitalization...............................   42
Section 4.5.     Operations Since June 30, 1995...............   42
Section 4.6.     Compliance with Laws.........................   43
Section 4.7.     SEC Documents................................   43
Section 4.8.     No Finder....................................   43

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF SUB.........   43

Section 5.1.     Organization and Standing....................   44
Section 5.2.     Capital Structure............................   44
Section 5.3.     Authority....................................   44

                                   ARTICLE VI

                ACTIONS PRIOR TO THE EFFECTIVE DATE...........   44

Section 6.1.     Issuance of CMS Common Shares................   44
Section 6.2.     Action by Stockholders of Terra..............   45
Section 6.3.     Subsequent Financial Statements..............   45
Section 6.4.     Investigation of Terra.......................   45
Section 6.5.     Lawsuits, Proceedings, Etc...................   46





                                    - iii -
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                                                                Page


Section 6.6.     Conduct of Business by Terra
                   Pending the Merger.........................   46
Section 6.7.     Mutual Cooperation;
                   Reasonable Best Efforts....................   49
Section 6.8.     No Public Announcement.......................   50
Section 6.9.     No Solicitation..............................   50
Section 6.10.    Antitrust Law Compliance.....................   50
Section 6.11.    Termination of Lagina Proxies................   51
Section 6.12.    Exercise of Options..........................   51
Section 6.13.    New Office Building..........................   51

                                  ARTICLE VII

                ADDITIONAL COVENANTS AND AGREEMENTS...........   52

Section 7.1.     Tax-Free Nature; Tax Consequences............   52
Section 7.2.     Taxes........................................   54
Section 7.3.     Resale of CMS Common Shares..................   59
Section 7.4.     Access to Data...............................   59
Section 7.5.     Terra Employees..............................   59

                                  ARTICLE VIII

                      CONDITIONS PRECEDENT TO OBLIGATIONS
                         OF CMS ENERGY AND SUB................   60

Section 8.1.     No Misrepresentation or Breach
                   of Covenants and Warranties................   60
Section 8.2.     No Material Adverse Effect...................   61
Section 8.3.     Opinions of Counsel for Terra, the
                   Stockholders and the Optionholders.........   61
Section 8.4.     No Injunctions or Restraints.................   61
Section 8.5.     Necessary Governmental Approvals.............   61
Section 8.6.     Necessary Consents...........................   61
Section 8.7.     Effectiveness of Registration Statement......   62
Section 8.8.     Listing of CMS Common Shares.................   62
Section 8.9.     Stockholder Action...........................   62
Section 8.10.    Dissenting Stockholders......................   62
Section 8.11.    Due Diligence................................   62
Section 8.12.    Resignations of Terra Directors
                   and Officers...............................   62
Section 8.13.    Options to Acquire Terra Common Stock........   63
Section 8.14.    CMS NOMECO Lenders' Consent..................   63
Section 8.15.    Payments for Purchased Assets................   63
Section 8.16.    Guarantee....................................   63
Section 8.17.    Consulting Agreement.........................   63
Section 8.18.    Employment Agreements........................   63
Section 8.19.    1995 Antrim Program..........................   63
Section 8.20.    Minimum Aggregate Consideration..............   63
Section 8.21.    Insurance....................................   63





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                                                                Page


Section 8.22.    Gas Delivery.................................   64
Section 8.23.    Covenant Not to Compete......................   64

                                   ARTICLE IX

                      CONDITIONS PRECEDENT TO OBLIGATIONS
                   OF TERRA AND THE STOCKHOLDERS.............    64

Section 9.1.     No Misrepresentation or Breach
                   of Covenants and Warranties................   64
Section 9.2.     No Material Adverse Effect...................   65
Section 9.3.     No Injunctions or Restraints.................   65
Section 9.4.     Opinions of Counsel for CMS Energy
                   and Sub and Counsel for the Stockholders...   65
Section 9.5.     Necessary Governmental Approvals.............   65
Section 9.6.     Effectiveness of Registration Statement......   65
Section 9.7.     Listing of CMS Common Shares.................   66
Section 9.8.     Stockholder Action...........................   66
Section 9.9.     Necessary Consents...........................   66
Section 9.10.    Minimum Aggregate Consideration..............   66
Section 9.11.    Covenant Not to Compete......................   66

                                   ARTICLE X

                      INDEMNIFICATION; SURVIVAL...............   66

Section 10.1.    Indemnification by the Stockholders
                   and Optionholders..........................   66
Section 10.2.    Indemnification by CMS Energy
                   and the Surviving Corporation..............   68
Section 10.3.    Notice of Claims.............................   68
Section 10.4.    Third Party Claims...........................   69
Section 10.5.    Exclusive Remedy.............................   70
Section 10.6.    Survival of Obligations......................   70
Section 10.7.    Update of the Representations
                   and Warranties.............................   70
Section 10.8.    Adjustment to Consideration..................   72

                                   ARTICLE XI

                            TERMINATION.......................   72

Section 11.1.    Termination..................................   72
Section 11.2.    Effect of Termination........................   72





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                                                                Page


                                  ARTICLE XII

                          OTHER PROVISIONS....................   73

Section 12.1.    Confidential Nature of Information...........   73
Section 12.2.    Fees and Expenses............................   73
Section 12.3.    Notices......................................   73
Section 12.4.    Definitions..................................   74
Section 12.5.    Partial Invalidity...........................   80
Section 12.6.    Successors and Assigns.......................   81
Section 12.7.    Execution in Counterparts....................   81
Section 12.8.    Titles and Headings..........................   81
Section 12.9.    Schedules and Exhibits.......................   81
Section 12.10.   Entire Agreement; Amendments and
                   Waivers; Assignment........................   81
Section 12.11.   Independent Investigation and
                   Scope of Representations...................   82
Section 12.12.   Governing Law; Arbitration...................   82
Section 12.13.   No Third-Party Beneficiaries.................   83
Section 12.14.   Interpretation...............................   83


                                    EXHIBITS

Exhibit A        Certificate of Merger
Exhibit B        Purchased Assets transfer documents
Exhibit C        Section 8.1 Certificates
Exhibit D        Form of Opinions of Mika, Meyers, Beckett & Jones, P.L.C.
Exhibit E        Form of Opinion on behalf of Non-Management Stockholders
Exhibit F        Guarantee of Net Receipts relating to
                    Gas Purchase Agreements and Gas Sale Agreements
Exhibit G        Consulting Agreement with Newco
Exhibit H        Employment Agreement of Tester
Exhibit I        Employment Agreement of Sterenberg
Exhibit J        Covenant Not to Compete
Exhibit K        Section 9.1 Certificates
Exhibit L        Form of Opinion of Denise Sturdy, Esq.
Exhibit M        Form of Opinion re: tax matters


                                   SCHEDULES

Schedule 3.2     Subsidiaries, Capital Stock, State of Organization and
                    Jurisdiction; Partnerships
Schedule 3.3(a)  Owners of Terra Common Stock and Options
Schedule 3.3(b)  Other Restrictions on Terra Common Stock
Schedule 3.3(c)  Liens on Shares of Capital Stock





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Schedule 3.3(d)  Liens on Partnerships, Joint Ventures and Other Interests
Schedule 3.4(a)  Agreements Requiring Consents
Schedule 3.5     Adjustments to Balance Sheet and Statement of Income as of
                    December 31, 1994
Schedule 3.6(a)  Material Adverse Changes Since December 31, 1994
Schedule 3.6(b)  Actions Not in the Ordinary Course of Business Since
                    December 31, 1994
Schedule 3.7     Undisclosed Liabilities since December 31, 1994
Schedule 3.8(a)  Tax Matters
Schedule 3.9     Condition of Assets
Schedule 3.10(a) Title to Property
Schedule 3.10(b) Liens on Material Assets
Schedule 3.10(c) Costs and Expenses
Schedule 3.12    Personal Property Leases
Schedule 3.14    Intellectual Property
Schedule 3.15    Owned Real Property
Schedule 3.16    Leased Real Property
Schedule 3.17    Litigation; Disputes
Schedule 3.18    Guaranties
Schedule 3.19    Compliance with Laws
Schedule 3.21    Insurance
Schedule 3.22    Employee Plans
Schedule 3.23(a) Employment/Consulting Agreements/Non-Compete Agreements Not
                     Terminable on 30 Days Notice, Deferred Compensation
Schedule 3.23(b) Consultants
Schedule 3.24(b) Collective Bargaining Agreements
Schedule 3.26    Third Party Restrictions on Conduct of Business
Schedule 3.27    Transactions with Affiliates, Stockholders, Officers or
                     Directors
Schedule 3.29    Environmental Matters
Schedule 3.30    Terra Agreements
Schedule 3.31    Additional Drilling Obligations
Schedule 3.32    Gas Imbalances; Take or Pay Obligations
Schedule 12.4(e) Knowledge of Terra
Schedule 12.4(i) Property Schedules





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                           SCHEDULE OF DEFINED TERMS


   TERM                                              DEFINITION SECTION
   ----                                              ------------------
AAA                                                       12.12(b)
Acquisition Expenses                                      12.2
Acquisition Proposal                                      6.9
Affiliate                                                 12.4(a)
After-Tax Basis                                           7.2(e)
Aggregate Consideration                                   2.2(a)
Agreement                                                 Preamble
Applicable Environmental Laws                             3.29(c)
Associate                                                 12.4(b)
Average Price                                             2.1(c)
Balance Sheet                                             3.5
Balance Sheet Date                                        3.5
BCA                                                       1.1
Boeve                                                     Preamble
CERCLA                                                    3.29(a)
CERCLIS                                                   3.29(a)
Certificates                                              2.4
CMS Common Shares                                         2.1(c), 2.7
CMS Common Stock                                          First Recital
CMS Energy                                                Preamble
CMS Energy SEC Documents                                  4.7
CMS NOMECO                                                8.14
Code                                                      Sixth Recital
Company Group                                             3.8(a)
Confidentiality Agreement                                 12.10
Constituent Corporations                                  Preamble
Conversion Number                                         2.1(c)
Covenant Not to Compete                                   8.23
Daily Prices                                              2.1(c)
Dispute                                                   12.12(b)
Effective Date                                            1.2
Effective Time                                            1.2
Enterprises                                               8.14
ERISA                                                     3.22(a)
ERISA Affiliate                                           3.22(a)
Exchange Act                                              4.7
Exchange Closing                                          2.3
Exchange Closing Time                                     2.3
Expense                                                   10.1
GAAP                                                      3.5
Good and Defensible Title                                 12.4(c)
Gordon Notes                                              2.2
Guardian                                                  3.30(d)
Hazardous Substance                                       3.29(c)
HSR Act                                                   3.4(a)
Indemnified Tax Items                                     7.2(c)
Interests                                                 12.4(d)
James                                                     Preamble

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Knowledge of Terra                                        12.4(e)
Lagina                                                    Preamble
Lagina Proxies                                            6.11
Lagina Shares                                             2.3
Leased Real Property                                      3.16
Leases                                                    3.30(a)
Liens                                                     3.10(b)
Loss                                                      10.1
Lowell                                                    Preamble
Management Stockholders                                   Preamble
Material Adverse Change or Effect                         12.4(f)
Merger                                                    Fifth Recital
Non-Wholly Owned Subsidiaries                             3.2(b)
Newco                                                     6.6(b)
New Office                                                6.13
1995 Antrim Program                                       8.19
Non-Management Stockholders                               Preamble
NORM                                                      3.7
NPL                                                       3.29(a)
NYSE                                                      2.1(c)
Operating Agreements                                      3.2(a)
Optionholders                                             Preamble
Options                                                   3.3(a)
Owned Real Property                                       3.15
Participants                                              3.22(a)
Partnership Agreements                                    3.2(b)
Partnerships                                              3.2(b)
Permits                                                   3.20
Permitted Encumbrances                                    12.4(g)
Permitted Transferee                                      3.3(b)
Person                                                    12.4(h)
Plan                                                      3.22(a)
PPC                                                       3.7
Property                                                  3.29(b)
Property Schedules                                        12.4(i)
Prospectus                                                6.1
Proved Developed Interests                                12.4(d)(i)
Proved Undeveloped Interests                              12.4(d)(ii)
Purchased Assets                                          6.6(b)
Registration Statement                                    6.1
Release                                                   3.29(c)
Remedial Action                                           3.29(c)
Scherock                                                  Preamble
SEC                                                       4.2
Securities Act                                            4.2
Sterenberg                                                Preamble
Statement of Income                                       3.5
Stockholders                                              Preamble
Sub                                                       Preamble
Subsidiaries                                              3.2(a)
Surviving Corporation                                     1.1
Tax Indemnitees                                           7.2(a)
Tax Partnership                                           3.8(e)

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Tax Return                                                3.8(d)
Tax Sharing Arrangement                                   3.8(d)
Taxes                                                     3.8(d)
Terra                                                     Preamble
Terra Agreements                                          3.30(b)
Terra Business                                            Fourth Recital
Terra Common Stock                                        Third Recital
Terra Consolidated Net
  Working Capital                                         2.2(b)
Terra Debt                                                2.2(c)
Tester                                                    Preamble
Title Defect                                              12.4(j)
Title IV Plan                                             3.22(b)
Unaudited Balance Sheet                                   3.5
Unaudited Balance Sheet Date                              3.5
Unaudited Statement of Income                             3.5
Unproved Interests                                        12.4(d)(iii)
Wells                                                     3.33(b)

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                          AGREEMENT AND PLAN OF MERGER


   AGREEMENT AND PLAN OF MERGER, dated as of August 29, 1995 (this "Agreement"), among CMS Energy Corporation, a Michigan corporation ("CMS Energy"), CMS Merging Corporation, a Michigan corporation and a wholly-owned Subsidiary of CMS Energy ("Sub"), Terra Energy Ltd., a Michigan corporation ("Terra" and, together with Sub, the "Constituent Corporations"), Martin G. Lagina ("Lagina"), Craig J. Tester ("Tester" and, together with Lagina and each Optionholder (as hereinafter defined) from and after acquisition by such Optionholder of any shares of Terra Common Stock (as hereinafter defined), each individually a "Management Stockholder" and collectively the "Management Stockholders"), Dr. Thomas James and Nancy M. James (collectively, "James"), Dr. James Lowell and Mary K. Lowell (collectively, "Lowell"), The Revocable Living Trust of Dr. Leonard J. Scherock under Agreement dated May 1, 1990, acting by and through its sole trustee, Dr. Leonard J. Scherock ("Scherock" and, together with James and Lowell, each individually a "Non-Management Stockholder" and collectively the "Non-Management Stockholders" and, together with Lagina, Tester, James, Lowell and each Optionholder from and after acquisition by such Optionholder of any shares of Terra Common Stock, each individually a "Stockholder" and collectively the "Stockholders"), Robert M. Boeve ("Boeve") and Wayne Sterenberg ("Sterenberg", and, together with Boeve, each individually an "Optionholder" and collectively the "Optionholders"). Unless otherwise indicated, capitalized terms used herein are used as defined in Section 12.4 hereof.


                             W I T N E S S E T H :


   WHEREAS, CMS Energy is a Michigan corporation having an authorized capital of (i) 250,000,000 shares of common stock, $.01 par value (the "CMS Common Stock"), of which, as of June 30, 1995, 88,174,182 shares were issued and outstanding, (ii) 10,000,000 shares of preferred stock, $.01 par value, none of which, on the date hereof, is issued and outstanding, and (iii) 60,000,000 shares of Class G common stock, no par value, of which, as of August 15, 1995, 7,520,000 shares were issued and outstanding;

   WHEREAS, Sub is a Michigan corporation having an authorized capital of 60,000 shares of common stock, no par value, of which, on the date hereof, 10 shares are issued and outstanding;

   WHEREAS, Terra is a Michigan corporation having an authorized capital of 20,000,000 shares of common stock, no par value (the "Terra Common Stock"), of which, on the date hereof, 9,519,500 shares are issued and outstanding;

   WHEREAS, Terra, itself and through its Subsidiaries, is in the business of natural gas and oil exploration, development and production and activities related thereto (hereinafter generally referred to as the "Terra Business");

   WHEREAS, the respective Boards of Directors of CMS Energy and the Constituent Corporations have approved the merger (the "Merger") of Sub into Terra pursuant to the terms and conditions of this Agreement and the related transactions contemplated by this Agreement, the Board of Directors of Terra has directed that this Agreement be submitted to its stockholders for adoption, and CMS Energy as the sole stockholder of Sub has adopted this Agreement;

   WHEREAS, the parties hereto intend the Merger to constitute a reorganization described in section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

   WHEREAS, CMS Energy, Sub, Terra, the Stockholders and the Optionholders desire to make certain representations, warranties and agreements in connection with the Merger and the related transactions contemplated by this Agreement and also to prescribe various conditions to the Merger and such transactions;

   NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE I

                                   THE MERGER

   SECTION 1.1. THE MERGER. Upon the terms and subject to the conditions contained herein, and in accordance with the provisions of this Agreement and the Michigan Business Corporation Act (the "BCA"), at the Effective Time (as hereinafter defined), Sub shall be merged with and into Terra pursuant to the Certificate of Merger in substantially the form of Exhibit A hereto or in such other form as the parties may agree to accomplish the Merger. As the corporation surviving in the Merger (the "Surviving Corporation"), Terra shall continue unaffected and unimpaired by the Merger to exist under and be governed by the laws of the State of Michigan. Upon the effectiveness of the Merger, the separate existence of Sub shall cease except to the extent provided by law in the case of a corporation after its merger into another corporation.

   SECTION 1.2. FILING CERTIFICATE OF MERGER AND EFFECTIVENESS. Upon the satisfaction or waiver of the conditions to the obligations of each of the parties contained herein, the Certificate of Merger, executed in accordance with the laws of the State of Michigan, shall be filed in the office of the

Corporation and Securities Bureau, Department of Commerce, of the State of Michigan. The Merger shall become effective upon such filing as provided in the BCA. The date and the time on such date of effectiveness of the Merger are herein called, respectively, the "Effective Date" and the "Effective Time."

   SECTION 1.3. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 724 of the BCA.

   SECTION 1.4. ARTICLES OF INCORPORATION, BY-LAWS, DIRECTORS AND OFFICERS. The Articles of Incorporation and By-Laws of Terra, in each case as they may be amended, as in effect immediately prior to the Effective Time, shall continue in full force and effect as the Articles of Incorporation and By-Laws of the Surviving Corporation. The initial directors of the Surviving Corporation shall consist of the directors of Sub immediately prior to the Effective Time, who shall serve until their respective successors are duly elected and qualified. The initial officers of the Surviving Corporation shall consist of the officers of Sub immediately prior to the Effective Time, who shall serve until their respective successors are duly elected and qualified.

   SECTION 1.5. FURTHER ASSURANCES. From time to time after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Terra or otherwise, such deeds and other instruments and to take or cause to be taken such further or other action as shall be necessary or desirable in order to vest or perfect in or to confirm, of record or otherwise, in the Surviving Corporation title to, and possession of, all of the property, rights, privileges, powers, immunities and franchises of Terra (subject, however, to the provisions of Section 6.6(b) hereof) and otherwise carry out the purposes of this Agreement.


                                   ARTICLE II

                              CONVERSION OF SHARES

   SECTION 2.1. CONVERSION OF SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of Terra or
Sub:

   (a) Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

   (b) All shares of Terra Common Stock that immediately prior to the Effective Time are held in the treasury of Terra or by any wholly-owned Subsidiary of

  Terra or by CMS Energy (including the Lagina Shares, as hereinafter defined) shall be canceled and no capital stock of CMS Energy or other consideration shall be delivered in exchange therefor.

   (c) Subject to the provisions of Sections 2.6 and 2.7 hereof, each share of Terra Common Stock issued and outstanding immediately prior to the Effective Time (exclusive of shares of Terra Common Stock referred to in Section 2.1(b)) shall be converted into the number (the "Conversion Number") of shares of CMS Common Stock (such shares of CMS Common Stock, together with shares of CMS Common Stock issuable pursuant to Section 2.3 hereof and the Covenant Not to Compete, are collectively referred to herein as "CMS Common Shares"), rounded to the nearest millionth of a share, equal to the quotient of (i) the quotient of (A) $46,474,772 and (B) the aggregate number of shares of Terra Common Stock issued and outstanding immediately prior to the Effective Time (exclusive of shares of Terra Common Stock referred to in Section 2.1(b)) which the parties understand shall be 11,065,422 shares of Terra Common Stock; and (ii) the average of the per share Daily Prices (as hereinafter defined) on the New York Stock Exchange, Inc. (the "NYSE") of CMS Common Stock (the "Average Price") as reported in the New York Stock Exchange Composite Transactions (on the Transaction Reporting System operated by the Consolidated Tape Association) during the ten (10) consecutive trading days ending on the fifth trading day prior to the Effective Time of the Merger; provided, however, that in the event the foregoing would result in an Average Price greater than $24.625, then the Average Price shall be deemed to be $24.625; and provided, further, that in the event the foregoing would result in an Average Price less than $20.625, then the Average Price shall be deemed to be $20.625.

  All such shares of Terra Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a Certificate (as hereinafter defined) theretofore representing any such shares shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificate in accordance with Section 2.4, shares of CMS Common Stock and cash in lieu of fractional shares as contemplated by Section 2.6. As used herein, the term Daily Price shall mean the last sale price, or the closing bid price if no sale occurred, on the day in question.

   (d) Each Option outstanding immediately prior to the Effective Time and not theretofore exercised or canceled shall no longer be outstanding and shall automatically be canceled.

   SECTION 2.2. AGGREGATE CONSIDERATION; TERRA CONSOLIDATED NET WORKING CAPITAL; TERRA DEBT. (a) Aggregate Consideration shall mean the difference between (A) the sum of (I) $59,274,000, (II) an amount equal to Terra Consolidated Net Working Capital (as hereinafter defined), which is estimated to be $9,183,000 and (III) an amount equal to the revenue received by Terra or its Subsidiaries for its account attributable to the Purchased Assets (as hereinafter defined) between January 1, 1995 through the Effective Date, which amount is estimated to be $250,000; and (B) the sum of (I) Terra Debt, (II) an amount equal to the royalty and Tax obligations of Terra or its affiliates incurred on or after January 1, 1995 relating to the income from the Purchased Assets, which amount is estimated to be $100,000, (III) all costs and expenses in excess of $100,000 borne or incurred by Terra or its affiliates after December 31, 1994 (including, without limitation, fees and disbursements of its counsel or counsel for the Stockholders or Optionholders, accountants and other financial, legal, accounting or other advisers, but excluding the cost of the audit of Terra's 1994 consolidated financial statements) in connection with the negotiation, execution, delivery or performance of this Agreement and each of the other documents and agreements executed in connection with or contemplated by this Agreement or the consummation of the transactions contemplated hereby, which amount is estimated to be $200,000, (IV) the amount, if any, by which the bonuses paid pursuant to Section 6.6(a)(xiii)(D) hereof exceed the aggregate amount received by Terra upon exercise of the Options (as hereinafter defined) prior to the Effective Time as contemplated by Section 6.12 hereof, (V) an amount equal to the costs and expenses (net of any Tax benefit not taken into account in calculating the amount referred to in clause (B)(II) above), and any capital costs, paid by Terra or its Subsidiaries (including amounts paid on mortgages on Purchased Assets) in connection with acquisition or operation of the Purchased Assets between January 1, 1995 through the Effective Date, which are estimated to be $475,000, (VI) fifty percent (50%) of the deferred income tax account of Terra and its Subsidiaries as shown on the Balance Sheet, which was $878,000, (VII) the amount paid by Terra or its Subsidiaries for the bonuses referred to in Section 6.6(a)(xiii)(B) and (C);

   (b) Terra Consolidated Net Working Capital shall mean the consolidated net working capital of Terra as of December 31, 1994 determined in accordance with GAAP (as hereinafter defined) except that (i) current maturities of long-term debt relating to periods after January 1, 1995 that arise from gas compressor financing transactions, which was $736,129, shall be added back, (ii) the current portion of the Gordon Foods Notes (the "Gordon

Notes"), which current portion is equal to $147,946 shall be deleted as an asset, (iii) the current portion of the liability to Boeve relating to his 10% interest in the Gordon Notes shall be deleted as a liability, (iv) any amounts representing principal or interest payable to Terra on promissory notes or other indebtedness secured by workover rigs shall not be included in calculating Terra Consolidated Net Working Capital, (v) any amounts representing payments or receivables for overhead costs to be incurred in 1995 or thereafter shall be deleted as an asset except to the extent that there is included a corresponding amount as a liability for prepaid revenues and (vi) any amounts representing payments or receivables for drilling costs to be incurred in 1995 or thereafter shall be deleted as an asset except to the extent that there is included a corresponding amount as a liability for such costs.

   (c) Terra Debt shall mean the actual outstanding principal and all accrued but unpaid interest payable by Terra or any of its Subsidiaries under any long-term debt (excluding the current portion to the extent included in Terra Consolidated Net Working Capital) as of December 31, 1994, excluding, however,
(i) the non-current portion of debt arising from gas compressor financing transactions as of December 31, 1994, which was $1,452,845, (ii) project finance debt of Terra incurred on or prior to December 31, 1994 of up to $5 million relating to the construction of the Vienna CO2 plant, but only to the extent that MCN has a firm commitment to purchase such plant upon its completion in consideration, among other things, of the discharge of such indebtedness, which was zero, (iii) the non-current portion of debt of Terra to Boeve relating to Boeve's 10% interest in the Gordon Notes, (iv) capitalized auto lease debt of Terra and (v) debt of Terra or any of its Subsidiaries to be assumed by the purchasers of the Purchased Assets pursuant to the documents referred to in Section 6.6(b).

   SECTION 2.3 EXCHANGE OF LAGINA SHARES BY LAGINA. (a) Subject to the terms and conditions set forth in this Agreement, Lagina agrees to exchange, assign, transfer and deliver to CMS Energy, on the Effective Date and at a time which is immediately prior to the time which is immediately prior to the Effective Time (the "Exchange Closing Time"), and CMS Energy agrees to acquire from Lagina at such time, an aggregate of one million (1,000,000) shares of Terra Common Stock (the "Lagina Shares") currently owned by Lagina.

    (b) In consideration of the exchange by Lagina of the Lagina Shares and subject to the satisfaction or waiver of the closing conditions described in
Article VIII below, CMS Energy shall assign, transfer and deliver to Lagina, in exchange for and upon delivery of the Lagina Shares, the number of shares of CMS Common Stock, rounded to the nearest thousandth of a share, determined by dividing (i) $10,632,168 by (ii) the Average Price, provided that CMS Energy shall satisfy such obligation by delivering cash in lieu of fractional shares or interests pursuant to Section 2.6, by check or wire transfer of immediately available funds to the account or accounts designated by Lagina in a notice to CMS Energy, and one or more certificates representing the aggregate number of whole CMS Common Shares into which the Lagina Shares shall have been exchanged pursuant to this Section 2.3.

   (c) At the Exchange Closing (as hereinafter defined), subject to the satisfaction or waiver of the closing conditions described in Article IX below, Lagina will deliver to CMS Energy the certificates representing the Lagina Shares, duly endorsed in blank, or accompanied by duly authorized and executed stock powers, such transfer representing full transfer of all of Lagina's right, title and interest in the Lagina Shares, free and clear of any encumbrances, Liens, or intervening interests of any Person.

   (d) Subject to the terms and conditions hereof, the consummation of the transactions contemplated by this Section 2.3 (the "Exchange Closing") shall take place at the Exchange Closing Time on the Effective Date.

   SECTION 2.4. PAYMENT OF CASH AND DELIVERY OF CERTIFICATES. (a) At or after the Effective Time, each holder, except for any holder referred to in
Section 2.1(b), of a certificate or certificates representing issued and outstanding shares of record of Terra Common Stock immediately prior to the Effective Time (collectively, the "Certificates") may surrender such Certificate or Certificates to CMS Energy, and CMS Energy shall deliver or cause to be delivered, in exchange therefor, (i) cash in lieu of fractional shares or interests pursuant to Section 2.6, by check or wire transfer of immediately available funds to the account or accounts designated by such holder in a notice to CMS Energy, and (ii) one or more certificates representing the aggregate number of whole CMS Common Shares into which the Terra Common Stock represented by the Certificate or Certificates so surrendered shall have been converted pursuant to Section 2.1.

   (b) Any certificates representing CMS Common Shares or cash in lieu of fractional shares deliverable pursuant to Section 2.1(c) shall be deliverable upon the surrender to CMS Energy of a Certificate or Certificates representing issued and outstanding shares of record of Terra Common Stock immediately prior to the Effective Time. Until so surrendered, each outstanding certificate representing issued and outstanding shares of record of Terra Common Stock immediately prior to the Effective Time shall not be transferable on the books of the Surviving Corporation or CMS Energy, but shall be deemed for all corporate purposes, subject to Section 2.5, to evidence the right to receive such cash and ownership of the number of whole CMS Common Shares, as the case may be, into which the shares of Terra Common

Stock which immediately prior to the Effective Time were represented thereby shall have been converted pursuant to Section 2.1. At the close of business on the business day next preceding the Effective Date, the stock transfer books of Terra shall be closed and, except with respect to the exercise of the Options and the exchange of the Lagina Shares as contemplated by Section 2.3 hereof, no transfer of Terra Common Stock shall thereafter be made or consummated.

   SECTION 2.5. DIVIDENDS AND DISTRIBUTIONS. Any dividend or other distribution paid in respect of CMS Common Stock to holders of record on or after the Effective Date and otherwise payable to the holder of an outstanding Certificate which, immediately prior to the Effective Time, represented issued and outstanding shares of Terra Common Stock until the surrender of such Certificate and the issuance of a certificate or certificates for CMS Common Shares in respect thereof, shall be retained by CMS Energy pending such surrender, and no such dividend or other distribution payable in respect of CMS Common Stock shall be paid to the holder of such Certificate representing Terra Common Stock until such Certificate shall have been so surrendered to CMS Energy and a certificate or certificates for CMS Common Shares shall have been so issued. Upon surrender of each such Certificate and issuance in exchange therefor of CMS Common Shares, there shall be paid by CMS Energy to or at the direction of the holder of the certificate for such CMS Common Shares the amount of all dividends and distributions which became payable to holders of record on or after the Effective Date in respect of the number of whole CMS Common Shares represented by the certificate or certificates so issued. In no event shall any holder of any Certificate which, immediately prior to the Effective Time, represented issued and outstanding shares of Terra Common Stock be entitled to receive interest on any of the funds to be received in the Merger, or the consideration to be paid pursuant to the Covenant Not to Compete or on any such dividend or other distribution.

   SECTION 2.6. FRACTIONAL SHARES. No certificates for fractions of shares of CMS Common Stock and no scrip or other certificates evidencing fractional interests in such shares shall be issued pursuant to Section 2.1, 2.3 or the Covenant Not to Compete. If the exchange or conversion of a person's aggregate holdings of Terra Common Stock or other right to obtain CMS Common Shares at any time results in a fractional share of CMS Common Stock or interest therein, such person shall, in lieu thereof, be paid in cash in an amount equal to the value of such fractional share or interest based on the Average Price of CMS Common Stock. Any person otherwise entitled to a fractional share or interest shall not be entitled by reason thereof to any voting, dividend or other rights as a stockholder of CMS Energy.

   SECTION 2.7. CHANGES IN CMS COMMON STOCK. In the event that, during the period of ten (10) trading days which is used to determine the Average Price, or subsequent to such period but prior to the Effective Time, there has occurred the record date of any reclassification, stock split, stock dividend or similar change in respect of the CMS Common Stock, then appropriate adjustment shall be made in the number of shares of CMS Common Stock and/or kind of securities issued as CMS Common Shares in order to provide holders of Terra Common Stock or of any other right to obtain CMS Common Shares pursuant to the transactions contemplated by this Agreement with the same number of shares of CMS Common Stock and/or securities that they would have received after such reclassification, stock split, stock dividend or similar change if the Effective Time had occurred immediately prior to the record date of such reclassification, stock split, stock dividend or similar change (and all references herein to the "CMS Common Shares" shall refer to such adjusted number and/or kind of securities).


                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
                             AND THE OPTIONHOLDERS

   As an inducement to CMS Energy and Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Management Stockholders and Optionholders jointly and severally (except as otherwise provided below) represent and warrant to CMS Energy and Sub and agree, and the Non-Management Stockholders severally and not jointly represent and warrant to CMS Energy and Sub and agree solely with respect to Section 3.3(b) (first sentence), Section 3.4(b) and Section 3.34 as follows:

   SECTION 3.1. ORGANIZATION OF TERRA. Terra is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan. Terra is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions in which the ownership or leasing of the properties used in its business or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not have a Material Adverse Effect. Terra has full corporate power and authority necessary to own or lease and operate its properties and to carry on its business as now conducted. Terra has delivered to CMS Energy complete and correct copies of the articles of incorporation and by-laws of Terra, in each case as amended and in effect on the date hereof.

   SECTION 3.2. SUBSIDIARIES AND INVESTMENTS. (a) Terra owns beneficially and of record, or indirectly, all of the issued and outstanding shares of capital stock of each of the corporations listed under the heading "Subsidiaries" on Schedule 3.2 (each such corporation, together with any partnership or limited liability company (whether or not a Tax Partnership, but excluding any entity created by any Operating Agreement, as hereinafter defined) of which Terra or any such corporation is a general or managing partner or member or of which Terra or any such corporation owns at least 50% of the partnership or membership interest, each of which is identified in Schedule 3.2, but excluding Cronus Development Corp., being herein collectively referred to as "Subsidiaries"). Except as disclosed on Schedule 3.2, and excluding oil and gas joint operating agreements or other agreements providing for the joint acquisition, exploration, development or production of oil and gas properties and all amendments thereto to which Terra or any Subsidiary is a party (the "Operating Agreements"), Terra does not, directly or indirectly, (i) own, of record or beneficially, any outstanding securities or other interest in any corporation, limited liability company, partnership, joint venture or other entity (other than investments in publicly traded securities, cash equivalents and short-term investment grade debt) or (ii) control any corporation, limited liability company, partnership, joint venture or other entity.

   (b) Except as disclosed on Schedule 3.2, each of the Subsidiaries is duly organized, validly existing and, in the case of corporate Subsidiaries, in good standing, under the laws of its jurisdiction of organization, and each has full corporate, partnership or limited liability company power and authority, as the case may be, necessary to own or lease and operate its properties as now conducted. Each of the Subsidiaries is duly qualified to transact business as a foreign corporation, foreign partnership or foreign limited liability company, as the case may be, and is in good standing in each of the jurisdictions in which conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not have a Material Adverse Effect. Schedule 3.2 contains a list of each jurisdiction in which each Subsidiary is duly qualified to transact business. Schedule 3.2 sets forth the authorized, and issued and outstanding shares of, capital stock of each corporate Subsidiary and a complete and accurate list of each corporation in which Terra directly or indirectly owns at least 20% but less than 100% of the issued and outstanding shares of capital stock (the "Non-Wholly Owned Subsidiaries") and a complete and accurate list of each partnership or limited liability company (whether or not a Tax Partnership, but excluding any entity created by any Operating Agreement) of which Terra or any Subsidiary is or at any time has been a managing, general or limited partner or a member or has served in a similar capacity (the "Partnerships"), together with the state and date of organization of each Partnership, the name and address of each general or limited partner or member of each Partnership as they appear in the records of Terra or such subsidiary, and the percentage interest of Terra or any of its

Subsidiaries in each Partnership. Terra has delivered to CMS Energy true and complete copies of each partnership agreement, limited liability company agreement, regulations or similar governing instrument and all amendments thereto pursuant to which each Partnership was organized (the "Partnership Agreements").

   (c) The assets of Cronus Development Corporation, the common stock of which constitutes a Purchased Asset under Section 6.6(b), consist solely of properties known as the "Crystal Prospect" leasehold; "Crystal Prospect" Teselsky & Rubert surface and minerals (T10N-R5W,SEC.3); "Vernon Prospect" leasehold; "Southern Michigan White Bear" leasehold interests; "Asiala Maidens" leasehold; "Pontisso" minerals (T30N-R1W, SEC. 15); "Elvira 11" surface and minerals 3.748 acres in Sec. 18; Hutches State Kalkaska well; Pontisso # 2-10 & #4-10 wells; and oil and gas leases in Benzie and Manistee Counties; and additional assets which do not exceed $10,000 in value in the aggregate.

   SECTION 3.3. CAPITALIZATION. (a) The authorized capital of Terra consists of 20,000,000 shares of common stock, no par value, of which 9,519,500 shares are duly and validly issued and outstanding and, except for 2,545,922 shares issuable upon exercise of certain Options (as hereinafter defined) granted by Terra, none of which is reserved for any purpose. All of the outstanding shares of Terra Common Stock are duly authorized, validly issued, fully paid and nonassessable. The record owners of the Terra Common Stock as of the date hereof are listed in Schedule 3.3(a) and a list of the record owners of the Terra Common Stock as of the Effective Time will be provided to CMS Energy on the Effective Date. The record owners of options, warrants or similar rights to purchase shares of Terra Common Stock from Terra or from the holders of any Terra Common Stock (collectively, the "Options") are listed in Schedule 3.3(a) hereto. Complete and correct copies of the material agreements relating to the Options have been delivered to CMS Energy. Except for the Options, there are no options, warrants or other rights to acquire, or agreements or commitments of Terra to issue, sell, purchase or redeem, or of the holders of any Terra Common Stock to sell or purchase, shares of capital stock or any other equity interest of Terra, whether on conversion of other securities or otherwise.
None of the issued and outstanding shares of Terra Common Stock has been issued in violation of, or is subject to, any preemptive or subscription rights. Except as set forth in Schedule 3.3(a), there are no stockholder agreements, voting trust agreements or any other similar contracts, agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, dividend, ownership or transfer rights with respect to any shares of capital stock of Terra.

   (b)   Each Stockholder severally represents and warrants as to himself that
(i) he is the beneficial owner of the shares of Terra Common Stock listed in
Schedule 3.3(a) opposite his name
or he has transferred such shares to a Permitted Transferee or Permitted Transferees (as hereinafter defined) or, in the case of Lagina, that the Lagina Shares are subject to Section 2.3 hereof and (ii) all such shares are owned free from all liens, claims, encumbrances or other restrictions of any kind, other than liens, claims, encumbrances or other restrictions listed on Schedule 3.3(b), securities law restrictions applicable to restricted stock and restrictions created by this Agreement. Each Optionholder severally represents and warrants as to himself that (i) he is the beneficial owner of Options to purchase shares of Terra Common Stock listed in Schedule 3.3(a) opposite his name, (ii) all such Options are owned free from all liens, claims, encumbrances or other restrictions of any kind, other than liens, claims, encumbrances or other restrictions listed on Schedule 3.3(b), securities law restrictions applicable to restricted securities and restrictions created by this Agreement, and (iii) that such Options will be exercised prior to the Effective Time and, as of the Effective Time, no shares of Terra Common Stock will be issuable pursuant thereto. Permitted Transferee shall mean any executor of the estate of any Stockholder or any person acquiring the CMS Common Shares of such Stockholder solely pursuant to the laws of descent.

   (c) All outstanding shares of capital stock of each corporate Subsidiary are duly authorized, validly issued, fully paid and nonassessable. Terra or another wholly-owned Subsidiary is the record and beneficial owner of all of the issued and outstanding shares of capital stock of each such Subsidiary and, to the knowledge of Terra, is the record and beneficial owner of the shares of capital stock of each Non-Wholly Owned Subsidiary as indicated on Schedule 3.2. All such shares of capital stock are so owned free from all liens, claims, encumbrances or other restrictions of any kind, other than liens, claims, encumbrances or other restrictions listed on Schedule 3.3(c). Except as set forth on Schedule 3.3(c), there are no options, warrants or other rights to acquire, or agreements or commitments to issue, sell, purchase or redeem, shares of capital stock of any corporate Subsidiary, whether on conversion of other securities or otherwise. None of the issued and outstanding shares of common stock of any corporate Subsidiary has been issued in violation of, or is subject to, any preemptive or subscription rights. There are no voting trust agreements or any other similar contracts, agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, dividend, ownership or transfer rights with respect to any shares of common stock of any corporate Subsidiary.

   (d) All outstanding partnership or membership interests in each Partnership Subsidiary (including any limited liability company Subsidiary) are duly authorized and validly issued. Terra or another Subsidiary is the record and beneficial owner of such partnership or membership interests of each such Partnership Subsidiary to the extent set forth in Schedule 3.2.

All such partnership or membership interests are so owned free from all liens, claims, encumbrances or other restrictions of any kind, other than liens, claims, encumbrances or other restrictions listed on Schedule 3.3(d) and other than as set forth in the relevant Partnership Agreements. There are no options, warrants or other rights to acquire, or agreements or commitments to issue, sell, purchase or redeem, any partnership or membership interests in any Partnership Subsidiary, other than as set forth in the relevant Partnership Agreements.

   SECTION 3.4. AUTHORITY. (a) Terra has full corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement by the stockholders of Terra (which adoption shall be effected promptly after the date hereof), to consummate the transactions contemplated hereby.

   The execution, delivery and performance of this Agreement by Terra and the consummation by Terra of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Terra, subject to such adoption of this Agreement by the stockholders of Terra. This Agreement has been duly executed and delivered by Terra and is, and each other agreement or instrument of Terra contemplated hereby when executed and delivered by or on behalf of Terra will be, the legal, valid and binding agreement of Terra, enforceable against Terra in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

   Each Management Stockholder and Optionholder severally represents and warrants as to himself and as to Terra that neither the execution or delivery of this Agreement by Terra or such Stockholder or Optionholder, nor consummation of the transactions contemplated hereby or compliance with or fulfillment of the terms and provisions hereof by Terra or such Stockholder or Optionholder, will (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights, or result in the creation or imposition of any encumbrance upon any of the material assets of Terra or any Subsidiary, under the articles of incorporation or the by-laws or partnership agreement, limited liability company agreement, regulations or similar governing instrument of Terra or any Subsidiary, any instrument, agreement (including any partnership agreement), mortgage, indenture, deed of trust, permit, concession, grant, franchise, license, judgment, order, award, decree or other restriction to which Terra or any Subsidiary is a party or any of its respective properties is subject or by which it is bound or any statute, other law or regulatory provision affecting it, except for such conflicts, breaches, defaults, events, creations and impositions that are set forth on Schedule 3.4(a) or (b) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or regulatory body, by or on behalf of Terra or any Subsidiary, except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the filing of a Certificate of Merger with the Corporation and Securities Bureau, Department of Commerce, of the State of Michigan and appropriate documents with the relevant authorities of other jurisdictions in which Terra is qualified to do business, adoption of this Agreement by the stockholders of Terra and as set forth in
Schedule 3.4(a).

   (b) Each Stockholder and Optionholder severally represents and warrants as to himself that he has full power and authority to enter into this Agreement. Scherock severally represents and warrants as to itself that (i) it is a trust duly formed and validly existing under the laws of the State of Michigan and Dr. Leonard J. Scherock serves as sole trustee thereof, (ii) such trustee has the power and authority under the agreement dated May 1, 1990 creating the trust and the laws of the State of Michigan to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to cause the trust to perform its obligations hereunder and (iii) Scherock has, and will continue to have and maintain, sufficient assets to perform its obligations as set forth in this Agreement. Each Stockholder and Optionholder severally represents and warrants as to himself, and the Management Stockholders and Optionholders represent and warrant as to Terra, that neither the execution or delivery of this Agreement by Terra or such Stockholder or Optionholder, nor consummation of the transactions contemplated hereby or compliance with or fulfillment of the terms and provisions hereof by Terra or such Stockholder or Optionholder, will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any encumbrance upon any of the material assets of Terra or any Subsidiary under, any instrument, agreement, mortgage, indenture, deed of trust, permit, concession, grant, franchise, license, judgment, order, award, decree or other restriction to which such Stockholder or Optionholder is a party or by which such Stockholder or Optionholder is bound. Each Stockholder and Optionholder severally represents and warrants as to himself that this Agreement has been duly executed and delivered by such person and is, and each other agreement or instrument of such Stockholder or Optionholder contemplated hereby when executed and delivered by or on behalf of such person will be, the legal, valid and binding agreement of such Stockholder or Optionholder, as the case may be, enforceable against such Stockholder or Optionholder in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

   SECTION 3.5. FINANCIAL STATEMENTS. Terra has previously provided CMS Energy with: (i) the draft dated August 14, 1995 of the consolidated balance sheet (the "Balance Sheet") of Terra as of December 31, 1994 (the "Balance Sheet Date") and the related draft dated August 14, 1995 of the consolidated statements of income (the "Statement of Income"), stockholders' equity and cash flows for the year then ended, together with the notes and any schedules to such financial statements, as in the process of being audited by Arthur Andersen L.L.P., independent public accountants, and (ii) the consolidated unaudited balance sheet (the "Unaudited Balance Sheet") of Terra as of June 30, 1995 (the "Unaudited Balance Sheet Date") and the related unaudited consolidated statement of income (the "Unaudited Statement of Income") for the six months then ended. Except as set forth on Schedule 3.5 or disclosed in the notes or any schedules to the consolidated financial statements referred to in clause (i) of the preceding sentence, and disregarding the matters referred to in the proviso contained in Section 3.7, to the knowledge of Terra, the consolidated balance sheets and statements of income, stockholders' equity and cash flows referred to in such clause (i) have been prepared in conformity with generally accepted accounting principles ("GAAP") consistently applied and fairly present in all material respects the consolidated financial position of Terra and its consolidated subsidiaries at the dates of such balance sheets and the consolidated results of its operations and consolidated cash flows for the respective periods indicated.

   SECTION 3.6. OPERATIONS SINCE BALANCE SHEET DATE. (a) Except as set forth in Schedule 3.6(a), since the Balance Sheet Date, there has been: (i) except for changes relating to the oil and gas industry in general and not specifically relating to Terra, its Subsidiaries, or the Stockholders, no Material Adverse Change in Terra and its Subsidiaries taken as a whole, and
(ii) no damage, destruction, loss or claim with respect to, whether or not covered by insurance, or condemnation or other taking of, assets having a Material Adverse Effect on Terra and its Subsidiaries taken as a whole; provided, however, that no representation or warranty is made with respect to the items described in the proviso contained in Section 3.7.

   (b) Except as set forth in Schedule 3.6(b), as contemplated hereby or with the prior written consent of CMS Energy after the date hereof, since the Balance Sheet Date, Terra has conducted its business only in the ordinary course and in general conformity with past practice. Without limiting the generality of the foregoing, except as set forth in

Schedule 3.6(b), as contemplated by any provision of this Agreement or with the prior written consent of CMS Energy after the date hereof, since the Balance Sheet Date, neither Terra nor any of its Subsidiaries has: (i) issued, delivered or agreed (actually or contingently) to issue or deliver any of its capital stock, except with respect to the exercise of the Options, or granted any option, warrant or right to purchase any of its capital stock or other equity interest, or security convertible into its capital stock or other equity interest, or, other than in the ordinary course of business consistent with past practice, any of its bonds, notes or other securities, or borrowed or agreed to borrow any funds; (ii) paid any obligation or liability (absolute or contingent) other than current liabilities reflected on the balance sheets referred to in Section 3.5 and current liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice;
(iii) declared or made, or agreed to declare or make, any payment of dividends or distributions to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock or other equity interest, (iv) mortgaged, pledged or encumbered any assets other than in the ordinary course of business consistent with past practice; (v) except for (A) assets sold, leased or transferred in the ordinary course of business consistent with past practice and (B) the sale of the Purchased Assets as contemplated by Section 6.6(b) hereof, sold, leased or transferred or agreed to sell, lease or transfer any material assets or rights; (vi) to the knowledge of Terra, except in the ordinary course of business consistent with past practice, canceled or agreed to cancel any material debts or claims, waived or agreed to waive any rights of material value, or allowed to lapse or failed to keep in force any material franchise, permit or other material right; (vii) to the knowledge of Terra, except in the ordinary course of business consistent with past practice, made or permitted any material amendment or termination of any material contract, agreement or license; (viii) undertaken or committed to capital expenditures exceeding $100,000 for any single project or related series of projects, except for the 1995 Antrim Program and the New Office; (ix) made any increase in the compensation paid or to become payable to, or paid any bonus or incentive compensation to, any of its directors, officers or employees except for increases in base compensation in the normal course of business consistent with past practice, increases required to be made pursuant to the terms of any written employment or other agreement or employee benefit plan entered into prior to the Balance Sheet Date, any bonus or incentive compensation the payment of which has been approved in writing by CMS Energy or which is included in calculating Terra Consolidated Net Working Capital, and any bonus or incentive compensation which is referred to in Section 6.6(a)(xiii); (x) amended its articles of incorporation or by-laws; (xi) to the knowledge of Terra, undergone any material adverse change in its relationship with any material supplier, purchaser, distributor, lessor, governmental body, co-venturer under any Operating Agreement or consultant; (xii) made charitable donations in excess of $20,000 in the aggregate; (xiii) incurred any liability or obligation (whether absolute, accrued, contingent or otherwise and whether direct or as guarantor or otherwise with respect to obligations of others) material to the business or assets of Terra and its Subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice and except as contemplated hereunder and disregarding matters referred to in the proviso contained in
Section 3.7; (xiv) instituted, settled or agreed to settle any litigation, action, or proceeding before any court or governmental body relating to the business or assets of Terra or any of its Subsidiaries and involving an amount in excess of $10,000 or materially affecting Terra or its Subsidiaries; (xv) entered into, or amended in any material respect, any employment, collective bargaining, deferred compensation, retention, change of control, termination or other material agreement or arrangement for the benefit of employees (whether or not legally binding) or entered into, adopted or amended in any material respect any Plan (as hereinafter defined); (xvi) suffered any strike or other employment related problem which would have a Material Adverse Effect on Terra and its Subsidiaries taken as a whole; (xvii) suffered the loss of any key employees, consultants or agents which would have a Material Adverse Effect on Terra and its Subsidiaries taken as a whole or, to the knowledge of Terra, had any material adverse change in its relations with its employees, consultants or agents; (xviii) received any notice of termination of any material contract or lease or other material agreement; (xix) transferred or expressly granted any rights under, or entered into any settlement regarding the breach or infringement of, any material United States or foreign license, patent, copyright, trademark, trade name, invention or other material intellectual property or modified in any material respect any existing rights with respect thereto; (xx) changed its accounting reference period; (xxi) entered into any transaction of the type described in Section 3.30 except as permitted hereunder; or (xxii) entered into or become committed to enter into any other material transaction except in the ordinary course of business consistent with past practice.

   SECTION 3.7.  NO UNDISCLOSED LIABILITIES.   Neither Terra nor any of its
Subsidiaries is subject to any material liability which is required in accordance with GAAP to be shown on the Balance Sheet but which is not so shown, and, to the knowledge of Terra, neither Terra nor any of its Subsidiaries is subject to any material liability, absolute or contingent, which is not shown on the Balance Sheet or which is in excess of amounts shown or reserved for in the Balance Sheet, other than, in each case, (i) as referred to in the notes to the Balance Sheet or in the discussion of the accounting methodologies contained therein, (ii) as disclosed in Schedule 3.7 and (iii) liabilities incurred after the Balance Sheet Date in the ordinary course of its business consistent with past practice; provided, however, that no representation or warranty is made with respect to liabilities or obligations in connection with (A) naturally occurring radioactive material ("NORM"), (B) charges for post-production costs ("PPC") made and to be made to the owners of royalties, overriding royalties and other interests which do not bear all or a portion of production costs, (C) plugging and abandonment of Wells, (D) the amount of fees and disbursements charged and to be charged to Terra by its accountants relating to the audit of Terra's consolidated financial statements for the year ended December 31, 1994, or (E) those items referred to in Sections 3.22 or 3.29.

   SECTION 3.8. TAXES. (a) Except as set forth on Schedule 3.8(a): (i) each of Terra and its Subsidiaries (as hereinafter defined) has filed on or before the date hereof (or will timely file) all Tax Returns (as hereinafter defined) that are required to be filed on or before the date hereof or the Effective Date; (ii) all such Tax Returns for taxable years or periods ending on or before December 31, 1994 are (or will be) complete and accurate in all material respects and disclose all Taxes (as hereinafter defined) required to be paid by Terra and its Subsidiaries for the periods covered thereby except for Taxes for which adequate reserves have been established by Terra or its Subsidiaries and such reserves are reflected in the computation of Terra Consolidated Net Working Capital and all Taxes shown to be due on such Tax Returns have been timely paid or are reflected in the computation of Terra Consolidated Net Working Capital; (iii) none of Terra or any Subsidiary has waived or been requested to waive any statute of limitations in respect of Taxes; (iv) the Tax Returns referred to in clause (i) for taxable years or periods ending on or before December 31, 1991 have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of Taxes in respect of which such Tax Returns were required to be filed has expired; (v) there is no action, suit, investigation, audit, claim or assessment pending or, to the knowledge of Terra, proposed or threatened with respect to Taxes of Terra or any Subsidiary for taxable years or periods ending on or before December 31, 1994 and, to the knowledge of Terra, no basis exists therefor for which adequate reserves have not been established and such reserves are reflected in the computation of Terra Consolidated Net Working Capital; (vi) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) for taxable years or periods ending on or before December 31, 1994 have been paid in full or are reflected in the computation of Terra Consolidated Net Working Capital; (vii) all Tax Sharing Arrangements (as hereinafter defined) will terminate prior to the Effective Date and neither Terra nor any Subsidiary will have any liability thereunder on or after the Effective Date; (viii) there are no Tax indemnity agreements to which Terra or any Subsidiary is a party or is bound; (ix) there are no liens for Taxes upon the assets of Terra or any Subsidiary except liens relating to current Taxes not yet due or which are reflected in the computation of Terra Consolidated Net Working Capital; (x) all Taxes which Terra or any Subsidiary is required by law to withhold or to collect for payment (including with respect to the exercise of the Options, collection of withholding from the Optionholders due with respect thereto as contemplated by Section 6.12, and with respect to the bonuses referred to in Section 6.6(a)(xiii), collection of withholding due with respect thereto) have been duly withheld and collected, and have been paid or accrued; (xi) none of Terra or any of its Subsidiaries has been a member of any consolidated group other than the Company Group of which it is a member on the date hereof; (xii) to the knowledge of Terra, the accruals for deferred Taxes reflected in the Balance Sheet are adequate to cover any deferred tax liability of Terra and its Subsidiaries determined in accordance with GAAP through the date thereof; (xiii) there are no Tax rulings, requests for private letter rulings or requests for technical advice, in each case initiated by Terra or any Subsidiary, or requests for a change in method of accounting or closing agreements relating to Terra or any Subsidiary, which in each case could affect the liability of Terra or any Subsidiary for Taxes for any period after December 31, 1994; (xiv) none of Terra or any Subsidiary has filed a consent under Section 341(f) of the Code or any comparable provision of state statutes; (xv) since January 1, 1991, none of Terra or any Subsidiary has taken any action not in accordance with past practice that would have the effect of deferring any Tax liability for Terra or any Subsidiary from any taxable period ending on or before December 31, 1994 to any taxable period ending after December 31, 1994; (xvi) no income or gain of Terra or any Subsidiary has been deferred pursuant to Treasury Regulation Section Section 1.1502-13 or -14, or Temporary Treasury Regulation Section Section 1.1502-13T or -14T; (xvii) no power of attorney has been granted with respect to any matter relating to Taxes of Terra or any Subsidiary which is currently in force; (xviii) none of the property of Terra or any Subsidiary is required to be treated as owned by another person pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Equity and Fiscal Responsibility Act of 1982) or is "tax exempt use property" within the meaning of Section 168(h) of the Code or is subject to a so-called TRAC lease under
Section 7701(h) of the Code or any predecessor provision; (xix) Terra and each Subsidiary is the owner for income tax purposes of all property which it has leased to any other person; (xx) neither Terra nor any Subsidiary has participated in or cooperated with an international boycott, within the meaning of Section 999 of the Code, and all filing requirements imposed by Section 999 of the Code with respect to Terra and its Subsidiaries have been and will be complied with; (xxi) neither Terra nor any Subsidiary has disposed of property in a transaction being accounted for under the installment method pursuant to
Section 453 or 453A of the Code; (xxii) neither Terra nor any Subsidiary has any corporate acquisition indebtedness, as described in Section 279(b) of the Code; (xxiii) no taxes with respect to any period ending on or before December 31, 1994 were paid by Terra or any Subsidiary (or charged to Terra or any

Subsidiary through any intercompany account or payment) after December 31, 1994 which were not included in the provision for income taxes on the Statement of Income; (xxiv) to the knowledge of Terra, all of the production from intervals in production or completed for production as of the date of this Agreement and sold prior to January 1, 2003 from the Wells designated as "Section 29 Wells" in the Property Schedules will, absent a change in applicable law occurring after the Effective Date, constitute "qualified fuels" within the meaning of
Section 29(c) of the Code and, absent a change in applicable law occurring after the Effective Date, none of such production will be "gas produced from a tight formation" within the meaning of Section 29(c)(2)(B) of the Code; (xxv) except as may be limited as a result of the Merger and the other transactions contemplated by this Agreement, the alternative minimum tax credit described in
Note 11 to the consolidated financial statements of Terra and subsidiaries for the year ended December 31, 1994 will be available, subject to applicable limits relating to the amount of "regular" Tax that can be offset by an alternative minimum tax credit, to reduce the "regular" federal income tax of Terra and its Subsidiaries for periods beginning January 1, 1995; and (xxvi) no portion of the Interests (A) has been contributed to and is currently owned by a Tax Partnership, (B) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any state or federal Tax statute, rule or regulation to be or to have created a Tax Partnership; or (C) otherwise constitutes "partnership property" (as that term is used throughout Subchapter K of Chapter 1 of Subtitle A of the Code) of a Tax Partnership.

   (b) No disposition by Terra or any of the Stockholders pursuant to this Agreement is subject to withholding under Section 1445 of the Code and no stock transfer taxes, real estate transfer taxes, or other similar taxes will be imposed in respect of the Merger.

   (c) As a result of the Merger and the transactions contemplated by this Agreement, none of Terra, any Subsidiary or the Surviving Corporation will be obligated (limited, in the case of the Surviving Corporation, to obligations to which the Surviving Corporation becomes subject as a result of any agreement or arrangement entered into by Terra or any Subsidiary prior to the Merger) to make a payment to an individual that would be an "excess parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

   (d) For purposes of this Section 3.8 and Section 7.2, notwithstanding any other provision hereof, the following definitions shall apply:

         (i) "Company Group" shall mean any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in
  Section 1504(b) of the Code) that, at any time on or before the Effective Date, includes or has included Terra, any of its Subsidiaries or any predecessor of or successor to Terra or any of its Subsidiaries (or another such predecessor or successor), or any other group of corporations which, at any time on or before the Effective Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with Terra or any of its Subsidiaries or any predecessor of or successor to Terra or any of its Subsidiaries (or another such predecessor or successor).

         (ii) "material" shall mean, with respect to Taxes, that the failure on a timely basis to pay all such Taxes would result in an aggregate Tax liability of not less than $25,000.

         (iii) "Subsidiary" shall have the meaning ascribed thereto in Section 3.2(a).

         (iv) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profits, severance, property, production, sales, use, value added, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, excise, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or import or export duty or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority, and (ii) liability of Terra or any of its Subsidiaries for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of Terra or any of its Subsidiaries under any Tax Sharing Arrangement or Tax indemnity arrangement.

         (v) "Tax Partnership" shall mean any entity, organization, agreement or group deemed to be a partnership within the meaning of Section 761 of the Code or any similar state or federal statute, rule or regulation and that is not excluded from the application of the partnership provisions of Subchapter K of Chapter 1 of Subtitle A of the Code and of all similar provisions of state tax statutes or regulations by reason of elections made, pursuant to
  Section 761(a)
   of the Code and all such similar state or federal statutes, rules and regulations.

         (vi) "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

         (vii) "Tax Sharing Arrangement" shall mean any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return, which Tax Return includes Terra or any of its Subsidiaries.

   SECTION 3.9. CONDITION OF TANGIBLE ASSETS. Except as otherwise disclosed in Schedule 3.9, to the knowledge of Terra, each tangible Interest or asset owned or leased by Terra or any of its Subsidiaries and having a book or fair market value in excess of $25,000 is in good operating condition (subject to reasonable wear and tear and immaterial impairments of value and damage) and generally suitable for the uses for which intended.

   SECTION 3.10. TITLE TO PROPERTY; PROPERTY SCHEDULES. (a) Since June 1, 1995, except as set forth in Schedule 3.10(a) neither Terra nor any Subsidiary has made or suffered to be made any conveyance, encumbrance or burden on production with respect to the Proved Developed Interests, Proved Undeveloped Interests and Unproved Interests except for those not included in the working interests, net revenue interests or overriding royalty interests shown on the Property Schedules, nor knowingly acted or knowingly failed to act in such manner as to give rise to any Title Defect or other adverse claim against the Proved Developed Interests, Proved Undeveloped Interests or Interests relating to oil and gas gathering, transportation, processing and treating activities or, except in the ordinary course of business consistent with past practice, Unproved Interests. Except as set forth in this Section 3.10(a), no representation is made as to title to the Proved Developed Interests, the Proved Undeveloped Interests or the Unproved Interests or Interests relating to oil and gas gathering, transportation, processing or treating activities.

   (b) Each of Terra and its Subsidiaries has good and, with respect to real property, indefeasible title to all other Interests (excluding Proved Developed Interest, Proved Undeveloped Interests and Unproved Interests or Interests relating to oil and gas gathering, transportation, processing and treating activities) and assets reflected on the Balance Sheet as being owned by it and all such other Interests and assets thereafter acquired by it (except to the extent that such assets have thereafter been disposed of in the ordinary course of business consistent with past practice), subject to no liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, "Liens") except (i) as noted in Schedule 3.10(b), (ii) for Liens for taxes not yet delinquent or the validity of which is being contested in good faith, (iii) any Liens arising by operation of law securing obligations not yet overdue, (iv) Liens that do not materially interfere with the present use or value of the applicable asset and (v) Permitted Encumbrances.

   (c) To the knowledge of Terra, except as set forth in Schedule 3.10(c), Terra and its Subsidiaries are currently bearing or, in the case of Interests not operated by Terra or its Subsidiaries, paying the operators of such Interests, as Terra's share of costs and expenses, no more than the working interests set forth on the Property Schedules, unless there has been a corresponding and proportionate increase in the net revenue interests. Terra and its Subsidiaries have made all such payments in a timely manner so that neither Terra nor its Subsidiaries is in default, or currently required to pay interest, under the terms of any agreements relating to such payments.

   SECTION 3.11. AVAILABILITY AND OWNERSHIP OF ASSETS. The Interests and assets shown on the Balance Sheet, taken as a whole, include all the material properties and assets owned or used or held by Terra or its Subsidiaries during the twelve months covered by the Balance Sheet and required, in accordance with GAAP, to be reflected on the Balance Sheet (except properties and assets sold, cash disposed of, accounts receivable collected, prepaid expenses realized, contracts fully performed, and properties or assets which had become worn out, obsolete or surplus, in each case in the ordinary course of business or as contemplated by this Agreement). There are no material Interests, assets or properties used in the Terra Business owned by any person other than Terra or its Subsidiaries which are leased or licensed pursuant to a lease or license that will terminate as a result of the consummation of the Merger and the other transactions contemplated hereby.

   SECTION 3.12. PERSONAL PROPERTY LEASES. Schedule 3.12 identifies each lease or other agreement or right, whether written or oral, under which Terra or any of its Subsidiaries is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third person having scheduled rental payments in excess of $10,000 per year.

   SECTION 3.13. ACCOUNTS RECEIVABLE. To the knowledge of Terra, all outstanding accounts receivable of Terra and its Subsidiaries have arisen from bona fide transactions, except to the extent that a reserve in respect thereof shall have been established on the Balance Sheet or the Unaudited Balance Sheet.

To the knowledge of Terra, (i) the accounts receivable reflected in the Balance Sheet, taken as a whole, are good and collectible in all material respects in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowances for doubtful accounts reflected therein; and (ii) the accounts receivable to be reflected in the books and records of Terra and its Subsidiaries as of the Effective Date, taken as a whole, will be good and collectible in all material respects in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowances for doubtful accounts reflected thereon, which allowances will be determined on a basis consistent with the basis used in determining the allowances for doubtful accounts reflected in the Balance Sheet. The reserve established on the Balance Sheet for doubtful accounts has been deducted in calculating Terra Consolidated Net Working Capital, and the reserve to be reflected in the books and records of Terra and its Subsidiaries as of the Effective Date will not be a greater percentage of accounts receivable reflected therein than is the percentage of the reserve established on the Balance Sheet for doubtful accounts of accounts receivable reflected thereon.

  SECTION 3.14.  INTELLECTUAL PROPERTY.  (a)  Schedule 3.14 contains a list of:

         (i) all material United States and foreign patents and patent applications, all material United States, state and foreign trademarks, service marks, trade names and copyrights for which registrations have been issued or applied for, and all other material United States, state and foreign trademarks, service marks, trade names and copyrights, owned by Terra or any of its Subsidiaries or in which Terra or any of its Subsidiaries holds any material right, license or interest, showing in each case the product, device, process, service, business or publication covered thereby, the registered or other owner, expiration date and, in the case of any such right, license or interest, a brief description thereof;

         (ii) all material agreements, commitments, contracts, understandings, licenses and assignments relating or pertaining to any asset, property or right described in the preceding clause to which Terra or any of its Subsidiaries is a party, showing in each case the parties thereto and, in the case of oral agreements, commitments, contracts, understandings, licenses and assignments, the material terms thereof;

         (iii) all material licenses or agreements pertaining to mailing lists, know-how, trade secrets, inventions or uses of ideas to which Terra or any of its Subsidiaries is a party, showing in each case the parties thereto and, in the case of oral licenses or agreements, a brief description of the material terms thereof; and

   (iv) all registered assumed or fictitious names under which Terra or any of its Subsidiaries is conducting its business as of the date hereof.

   (b) All patents listed in Schedule 3.14 as being owned by Terra or any of its Subsidiaries are valid and in full force, all patents listed in Schedule
3.14 as being used by Terra or any of its Subsidiaries are, to the knowledge of Terra, valid and in full force and all patent applications of Terra or any of its Subsidiaries listed therein are in good standing, all without material challenge of any kind except as otherwise disclosed in Schedule 3.14, and, except as otherwise disclosed in Schedule 3.14, Terra or a Subsidiary owns the entire right, title and interest in and to such patents and patent applications so listed as being owned by Terra or any of its Subsidiaries without limitation, burden or encumbrance of any kind, except for such limitations, burdens and encumbrances that would not have a Material Adverse Effect on Terra and its Subsidiaries taken as a whole. All of the registrations for trade names, trademarks, service marks and copyrights listed in Schedule 3.14 as being owned by Terra or any of its Subsidiaries are valid and in full force, all of the registrations for trade names, trademarks, service marks and copyrights listed in Schedule 3.14 as being used by Terra or any of its Subsidiaries are, to the knowledge of Terra, valid and in full force and all applications by Terra or any of its Subsidiaries for such registrations are pending and in good standing, all without material challenge of any kind except as otherwise disclosed in Schedule 3.14, and, except as otherwise disclosed in
Schedule 3.14, Terra or its Subsidiaries owns the entire right, title and interest in and to all such trade names, trademarks, service marks and copyrights so listed as being owned by Terra or any of its Subsidiaries as well as the registrations and applications for registration therefor without qualification, limitation, burden or encumbrance of any kind, except for such qualifications, limitations, burdens and encumbrances that would not have a Material Adverse Effect on Terra and its Subsidiaries taken as a whole.
Correct and complete copies of all the patents and patent applications, registered trademarks, trade names, service marks and copyrights, registrations or applications therefor and licenses listed in Schedule 3.14 have heretofore been delivered by Terra to CMS Energy.

   (c) To the knowledge of Terra, no infringement of any patent, patent right, trademark, service mark, trade name, or copyright or registration thereof has occurred or results in any way from the operations or business of Terra or its Subsidiaries, except for such infringements that would not have a Material Adverse Effect on Terra and its Subsidiaries taken as whole.

   SECTION 3.15. OWNED REAL PROPERTY. Schedule 3.15 contains a brief description of each parcel of real property, excluding Proved Developed Interests, Proved Undeveloped Interests and Unproved Interests and easements, rights of way and other Interests relating to oil and gas gathering, transportation, processing and treating activities, owned by Terra or any of its Subsidiaries (the "Owned Real Property") and of each option held by Terra or any of its Subsidiaries to acquire any such real property. Complete and correct copies of any title opinions, surveys and appraisals in the possession of Terra or any of its Subsidiaries or any policies of title insurance currently in force and in the possession of Terra or any of its Subsidiaries with respect to each such parcel have heretofore been made available by Terra to CMS Energy.

   SECTION 3.16. LEASED REAL PROPERTY. Schedule 3.16 sets forth a list of each lease or similar agreement under which (i) Terra or any of its Subsidiaries is lessee of, or holds or operates, any real property or interest therein owned by any third person, excluding Proved Developed Interests, Proved Undeveloped Interests and Unproved Interests and easements, rights of way and other Interests relating to oil and gas gathering, transportation, processing and treating activities, (ii) to the knowledge of Terra, Terra or any of its Subsidiaries has been lessee of, or has held or operated, any real property owned by any third person, excluding Proved Developed Interests, Proved Undeveloped Interests and Unproved Interests and easements, rights of way and other Interests relating to oil and gas gathering, transportation, processing and treating activities, and is as of the date hereof, or will be as of the Effective Date, subject to any actual or contingent liability (other than any liability in respect of a matter referred to in Section 3.29) in respect thereof (the real property described in clauses (i) and (ii) above being collectively referred to herein as the "Leased Real Property") or (iii) Terra or any of its Subsidiaries is lessor of any of the Owned Real Property. Except as set forth in Schedule 3.16, Terra or a Subsidiary has the right to quiet enjoyment of all the Leased Real Property described in clause (i) of the immediately preceding sentence for the full term of each such lease or similar agreement (and any renewal option) relating thereto, and the leasehold or other interest of Terra or such Subsidiary in such real property is not subject or subordinate to any encumbrance, except for any failure to have such right or the existence of any such encumbrance that would not have a Material Adverse Effect on Terra and its Subsidiaries taken as whole. Complete and correct copies of any title opinions, surveys and appraisals in the possession of Terra or any of its Subsidiaries or any policies of title insurance currently in force and in the possession of Terra or any of its Subsidiaries with respect to each such parcel of leased property have heretofore been made available by Terra to CMS Energy.

   SECTION 3.17. LITIGATION. Except as set forth in Schedule 3.17, there are no claims, actions, suits or proceedings to which Terra or any of its Subsidiaries is a party or any of their respective properties is subject or by which any of them is bound, pending or, to the knowledge of Terra, threatened before or by any court or governmental agency, which in the case of threatened claims, actions, suits or proceedings, would, if adversely determined, have a Material Adverse Effect on Terra and its Subsidiaries taken as a whole, or prevent or hinder the consummation of the transactions contemplated hereby. Notwithstanding anything contained in this Section 3.17 to the contrary, no representation or warranty is made with respect to threatened claims, actions, suits or proceedings relating to the items set forth in clauses (A) through (C) of the proviso contained in Section 3.7.

   SECTION 3.18.  NO GUARANTIES; EXTENSIONS OF CREDIT.  Except as set forth in
Schedule 3.18, except for customary indemnification and guaranty provisions contained in any Operating Agreement and except for extensions of credit made in the ordinary course of business, no material obligations or liabilities of Terra or any of its Subsidiaries are guaranteed by or subject to a similar contingent obligation of any other person, nor has Terra or any of its Subsidiaries guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of, or extended credit to any other person.

   SECTION 3.19. COMPLIANCE WITH LAWS. To the knowledge of Terra, except as disclosed in Schedule 3.19, Terra and its Subsidiaries are in compliance with the provisions of all applicable existing laws and regulations (but excluding environmental laws and regulations, which are the subject of Section 3.29, and also excluding laws and regulations pertaining to employee benefits matters, which are the subject of Section 3.22) of all federal, state, local and foreign governments, except to the extent that the failure to comply therewith would not have a Material Adverse Effect on Terra and its Subsidiaries taken as whole. Except as disclosed in Schedule 3.19, to the knowledge of Terra, there are no proposed orders, judgments, decrees, governmental takings, condemnations or other proceedings, in each case binding upon the business, operations or properties of Terra or any of its Subsidiaries and which would have a Material Adverse Effect on Terra and its Subsidiaries taken as a whole. Notwithstanding anything contained in this Section 3.19 to the contrary, no representation or warranty is made with respect to the items set forth in clauses (A) through (C) of the proviso contained in Section 3.7.

   SECTION 3.20. PERMITS. To the knowledge of Terra, each of Terra and its Subsidiaries possesses all material federal, state, local and foreign governmental and regulatory franchises, rights, privileges, permits, grants, concessions, licenses, certificates, variances, authorizations, approvals, and other material authorizations (including any amendments to any thereof) necessary to own or lease and operate its Interests and other material properties and to conduct its business as now conducted (collectively, the "Permits"), excluding environmental Permits, which are the subject of Section 3.29.

   To the knowledge of Terra, all Permits are in full force and effect and will continue in full force and effect immediately following the consummation of the Merger without the breach of any terms or conditions thereof or the forfeiture or impairment of any rights thereunder and no consent, approval or act of, or the making of any filing with, any governmental body, regulatory commission or other party will be required to be obtained or made by Terra or any of its Subsidiaries in respect of any Permit as a result of the consummation of the Merger and the other transactions contemplated hereby. To the knowledge of Terra, neither Terra nor any of its Subsidiaries is in default in any material respect under the terms of any such Permit nor has received notice of any material default thereunder which has not been resolved.

   SECTION 3.21. INSURANCE. To the knowledge of Terra, Schedule 3.21 contains a list and brief description (including type of coverage, limits, deductibles, carriers and effective and termination dates) of all policies of fire and casualty, liability (general, product and other liability), well control, workers' compensation and other forms of insurance and bonds maintained by Terra or any of its Subsidiaries since December 31, 1992 up to and including the Effective Date, and except as disclosed in Schedule 3.21, each of Terra and its Subsidiaries is a named insured or is otherwise covered under each such policy, and each such policy is in full force and effect and will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement.

   Terra has made available to CMS Energy complete and correct copies of all policies listed on Schedule 3.21, together with all riders and amendments thereto, and, to the knowledge of Terra, no insurer under such policies has a basis to void such policies on grounds of non-disclosure on the part of the policyholder or the insured thereunder.

   To the knowledge of Terra, (i) Schedule 3.21 hereto includes a list of each claim and each notice of claim submitted under any such policy since December 31, 1992; (ii) except for any such claims or notices of claim, the full policy limits (subject to deductibles provided therein) are available and unimpaired under each such policy; and (iii) each of Terra and its Subsidiaries and affiliates has complied with each such policy in all material respects and has not failed to give any notice or present any claim thereunder in a due and timely manner.

   SECTION 3.22. EMPLOYEE BENEFIT PLANS. (a) Schedule 3.22) sets forth a list of, and, except as set forth in Schedule 3.22, Terra has delivered to CMS Energy copies of, any pension, profit sharing, retirement, disability, health, welfare or other "employee benefit plan", as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), bonus, stock option or other equity based, incentive, severance, termination, retention or other material employee benefit or compensation plan, policy, arrangement or agreement, whether written or unwritten, (i) under which any employee or former employee of Terra or any of its Subsidiaries or the beneficiary or dependent of any such employee or former employee (collectively, the "Participants") is eligible to participate or derive a benefit and (ii) that is established, maintained or contributed to by Terra or any of its Subsidiaries or any trade or business, whether or not incorporated, which would be treated as a single employer together with Terra and its Subsidiaries under
Section 414 of the Code, as of any date of determination (each, an "ERISA Affiliate") or to which Terra or any of its Subsidiaries or any ERISA Affiliate is obligated to contribute (collectively, the "Plans"). Neither Terra nor, to the knowledge of Terra, any such Plan nor any trust created thereunder has engaged in a transaction prohibited by Section 406 of ERISA or Section 4975 of the Code that would result in any material liability to Terra or any of its Subsidiaries. Except as disclosed in Schedule 3.22, current determination letters have been received from the Internal Revenue Service with respect to each Plan which is intended to qualify under Section 401(a) of the Code to the effect that such Plan and the attendant trust are qualified and tax-exempt within the meaning of Sections 401 and 501 of the Code, respectively, and, to the knowledge of Terra, nothing has occurred either before or after the date of such letters that would result in disqualification of such Plans or the loss of such tax-exempt status and a material liability to Terra or any of its Subsidiaries as a result thereof. Each of the Plans has been operated and administered in material compliance with ERISA, the Code and all other applicable laws, regulations and rules, except where any such noncompliance would not result in a material liability to Terra or any of its Subsidiaries. There are no material pending or, to the knowledge of Terra, threatened, claims by or on behalf of any Plan, by or on behalf of any Participant or otherwise involving any Plan (other than routine claims for benefits). Each Plan which is subject to the minimum funding standards of Section 412 of the Code or
Section 302 of ERISA satisfies such standards, and no such Plan has incurred an "accumulated funding deficiency," whether or not waived, within the meaning of such Sections of the Code or ERISA. All contributions required to have been made by Terra or any of its Subsidiaries and each ERISA Affiliate to each Plan under the terms of any such Plan or pursuant to applicable law or any applicable collective bargaining agreement have been made within the time prescribed by any such Plan, law or agreement, as the case may be.

   (b) Except as set forth in Schedule 3.22, neither Terra or any of its Subsidiaries nor any ERISA Affiliate would be liable for any material amount pursuant to Title IV of ERISA if any employee pension benefit plan (within the meaning of section 3(2) of ERISA) subject to such Title (a "Title IV Plan") were to terminate. Except as disclosed on Schedule 3.22 hereto, as of the last day of the 1994 plan year of each Plan which is a Title IV Plan, the "projected benefit obligations" (within the meaning of the Financial Accounting Standards Board Statement No. 87) under each such Plan did not exceed the fair market value of the assets of each such Plan, determined on the basis of actuarial assumptions each of which is reasonable. Neither Terra or any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction which could cause Terra or any such Subsidiary or such ERISA Affiliate to be subject to liability under section 4069 or 4212 of ERISA. Neither Terra nor any of its Subsidiaries nor any ERISA Affiliate has incurred any material liability under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or ERISA relating to employee benefit plans for failure to comply with such provisions with respect to the Plans and no event or condition has occurred or exists which could result in any material liability following the Effective Date to CMS Energy under or pursuant to Title I or IV of ERISA or such penalty, excise tax or liability provisions of the Code or ERISA for failure to comply with such provisions with respect to the Plans.

   (c) No Plan is a "multiemployer plan" or a "multiple employer plan" within the meaning of ERISA or the Code.

   (d) No Participant is or may become entitled to post-employment welfare benefits of any kind by reason of employment with Terra or any of its Subsidiaries, including, without limitation, death or medical benefits (whether or not insured), other than coverage mandated by section 4980B of the Code or
Part 6 of Title I of ERISA. The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable under any Plan to or in respect of any participant.

   (e) Terra has delivered, or made available, to CMS Energy with respect to each Plan subject to ERISA, correct and complete copies, where applicable, of
(i) all Plan documents and amendments thereto, trust agreements and amendments thereto and insurance and annuity contracts and policies, (ii) the current summary plan description, (iii) the Annual Reports (Form 5500 series) and accompanying schedules, as filed, for the most recently completed three plan years for which such reports have been filed, (iv) the financial statements for the most recently completed three plan years for which such statements have been prepared, (v) the actuarial reports for the most recently begun three plan years for which such reports exist, (vi) the most recent determination letter issued by the Internal Revenue Service and the application submitted with respect to such letter, (vii) PBGC Form 1 for the most recently begun plan year and (viii) all correspondence with the Internal Revenue Service, Department of Labor and Pension Benefit Guaranty Corporation concerning any controversy. Each report described in clause (v) of the preceding sentence accurately describes the funded status of the Plan to which it relates and subsequent to the date of such report there has been no adverse change in the funding status or financial condition of such Plan.

   SECTION 3.23. EMPLOYEES AND AGENTS AND RELATED AGREEMENTS. (a) Except as set forth in Schedules 3.23(a) or 3.30, neither Terra nor any of its Subsidiaries is a party to or bound by any material oral or written employment agreement, consulting agreement (other than employment or consulting agreements under which the obligations of Terra or such Subsidiary are terminable by Terra or such Subsidiaries without premium or penalty (other than statutory severance or termination benefits) on notice of 30 days or less), deferred compensation agreement, confidentiality agreement or covenant not to compete with any officer, director, stockholder, employee, agent or attorney-in-fact of Terra or any of its Subsidiaries. Terra has delivered to CMS Energy complete and correct copies of each such agreement or instrument.

   (b) Schedule 3.23(b) contains a list of all independent contractors performing services for Terra or any of its Subsidiaries whose compensation from Terra and all such Subsidiaries in 1994 was in excess of $250,000.

   SECTION 3.24. EMPLOYEE RELATIONS AND LABOR MATTERS. (a) To the knowledge of Terra, Terra and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations which relate to wages, hours, discrimination in employment and collective bargaining and are not liable for any material arrearages of wages or any material taxes or penalties for failure to comply with any of the foregoing. Terra believes that the relations of Terra and its Subsidiaries with their employees are good.

   (b) Except as set forth in Schedule 3.24(b) hereto, neither Terra nor any of its Subsidiaries is a party to any collective bargaining agreement and Terra and its Subsidiaries have complied in all material respects with all such collective bargaining agreements. Neither Terra nor any of its Subsidiaries is a party to or, to the knowledge of Terra, is threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving its employees. To the knowledge of Terra, neither Terra nor any of its Subsidiaries is materially affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any of its suppliers or customers. Schedule

3.24(b) hereto sets forth a list of any union organizing or election activities involving any non-union employees of Terra or any of its Subsidiaries known to Terra which have occurred since December 31, 1991 or, to the knowledge of Terra, are threatened as of the date hereof.

   SECTION 3.25. ABSENCE OF CERTAIN BUSINESS PRACTICES. (a) None of Terra or any of its Subsidiaries, any officer, employee or agent of Terra or any of its Subsidiaries or any other person acting on its behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of Terra or any of its Subsidiaries (or assist Terra or any of its Subsidiaries in connection with any actual or proposed transaction) (a) which might subject Terra or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) which, if not continued in the future, would have a Material Adverse Effect on Terra or any of its Subsidiaries or which would subject Terra or any of its Subsidiaries to suit or penalty in any private or governmental litigation or proceeding, (c) for any of the purposes described in section 162(c) of the Code, or (d) for establishment or maintenance of any concealed fund or concealed bank account.

   (b) Terra and each of its Subsidiaries is in compliance with all applicable provisions of the Foreign Corrupt Practices Act of 1976, as amended.

   SECTION 3.26.  TERRITORIAL RESTRICTIONS.  Except as set forth on Schedule
3.26 and except for written agreements or understandings not listed on Schedule
3.26 unless they contain provisions which would have a Material Adverse Effect on Terra, neither Terra nor any of its Subsidiaries is restricted in any material respect by any written agreement or understanding (including area of mutual interest or similar agreements or provisions, but excluding confidentiality agreements or provisions) with third parties from carrying on its business in any geographical area.

   SECTION 3.27.  TRANSACTIONS WITH CERTAIN PERSONS.  Except as set forth in
Schedule 3.27 hereto, except for the transactions contemplated by this Agreement, and except for transactions relating to the participation of an officer of Terra in oil or gas projects on properties where the transactions are documented in writing and the interests of such officers pursuant to those transactions are not included within Terra's net revenue interests, working interests or overriding royalty interests shown in the Property Schedules, since January 1, 1992 neither Terra nor any of its Subsidiaries has purchased, leased or otherwise acquired any material property or obtained any material services from, or sold, leased or otherwise disposed of any material property or furnished any material services to (except with respect to remuneration for services rendered as a director, officer or employee of Terra or any of its Subsidiaries), in the ordinary course of business or otherwise, (i) any Stockholder, (ii) any affiliate of Terra or any of its Subsidiaries, (iii) any person who is an officer or director of Terra or any of its Subsidiaries or
(iv) any associate of any person referred to in clause (i), (ii) or (iii) above. Except as set forth in Schedule 3.27 hereto and except for the transactions contemplated by this Agreement, neither Terra nor any of its Subsidiaries owes any amount in excess of $10,000 to, or has any contract with or commitment to, any Stockholder, director, officer or employee of Terra or any of its Subsidiaries (other than for compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) and none of such persons owes any amount in excess of $10,000 to Terra or any of its Subsidiaries.

   SECTION 3.28. NO FINDER. Neither Terra nor any of its Subsidiaries nor any party acting on the behalf of any of them has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

   SECTION 3.29. ENVIRONMENTAL MATTERS. (a) Except as set forth in Schedule 3.29, to the knowledge of Terra, each of Terra and its Subsidiaries and each operator of Proved Developed Interests or Proved Undeveloped Interests not operated by Terra or its Subsidiaries, with respect to such Interests:

   (i) is in material compliance with all Applicable Environmental Laws, including those with respect to the use, handling, transportation, discharge, release and/or disposal of any Hazardous Substance;

   (ii) is not the subject of any investigation, judicial or administrative proceeding, or settlement concerning (A) a Release (as hereinafter defined) or threatened Release of any Hazardous Substance or (B) the violation of any Applicable Environmental Laws;

   (iii) is not under a duty to file any notice under any Applicable Environmental Laws reporting the violation of any Applicable Environmental Laws or the Release or threatened Release of any Hazardous Substance;

   (iv) has no contingent liability in connection with any Release or threatened Release of any Hazardous Substance nor has any present Property or past Property been listed or proposed for listing on the National Priorities List ("NPL") pursuant to the federal

  Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section Section 9601 et seq., ("CERCLA") or on the Comprehensive Environmental Response Compensation Liability Information System List ("CERCLIS") or any similar state or foreign list of sites requiring Remedial Action;

   (v) has generated, treated, stored, recycled, transported or disposed of any Hazardous Substances in accordance with Applicable Environmental Laws;

   (vi) has installed underground storage tanks or surface impoundments on its Property only in connection with the exploration for, or production, treating or transportation of, oil, gas or other hydrocarbons and in accordance with Applicable Environmental Laws;

   (vii) is operating all Wells, pipelines, storage tanks and other storage vessels operated by it in material compliance with all secondary containment, spill prevention and financial assurance requirements of Applicable Environmental Laws; and

   (viii) has no outstanding Lien filed on its assets in favor of any governmental agency in connection with any Applicable Environmental Laws.

   (b) To the knowledge of Terra, each of Terra and its Subsidiaries possesses all material federal, state, local and foreign rights, privileges, permits and other material authorizations (including any amendments to any thereof) under Applicable Environmental Laws necessary to own or lease and operate its Interests and other material properties and to conduct its business as now conducted.

   (c) For purposes of this Section 3.29, the following definitions shall apply:

   (i) "Applicable Environmental Laws" shall mean any environmental, health, safety statutes, laws, rules, regulations, ordinances and codes, including, without limitation, those imposing liability or standards of care with respect to the handling, transport, treatment or disposal of Hazardous Substances, and any governmental agency orders, guidelines, directives and instructions, whether United States federal or state or any foreign government or political subdivision thereof, applicable to the relevant operation;

   (ii) "Hazardous Substance" means any hazardous or toxic waste, hazardous substance or any constituent thereof, pollutant, contaminant, including petroleum and its various fractions, natural gas, drilling mud or production wastes, and equipment and Property affected thereby, as defined or regulated under any Applicable Environmental Laws.

   (iii) "material" means any fines, penalties, natural resource damages, costs or expenses arising under Applicable Environmental Laws that would result in an aggregate liability to Terra and its Subsidiaries of not less than $25,000 per year;

   (iv) "Property" means any real or personal property, plant, building, facility, structure, well, pipeline, storage tank, equipment or unit, or other asset owned, leased or operated by Terra or any of its Subsidiaries or in which Terra or any of its Subsidiaries has a net revenue interest or working interest (including any surface water thereon or adjacent thereto, and soil or groundwater thereunder whether now or previously or any time); and

   (v) "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal; leaching or migration into the indoor or outdoor environment or into or out of any Property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or Property.

   (vi) "Remedial Action" shall mean any action required to (A) clean up, remove, treat or in any other way address Hazardous Substances in the indoor or outdoor environment; (B) prevent the Release or threat of Release or minimize the further Release of any Hazardous Substance; or (C) perform pre-remedial studies and investigations and post remedial care.

   (d) Notwithstanding anything contained in this Section 3.29 to the contrary, no representation or warranty is made with respect to the items set forth in clauses (A) through (C) of the proviso contained in Section 3.7.

   SECTION 3.30. CONTRACTS. (a) Except as contemplated hereby or as set forth in Schedule 3.30, any other Schedule under this Article III or, in the case of documents or instruments referred to in clause (ii) below, as are contained in the records and files of Terra or its Subsidiaries located at Terra's offices in Traverse City, Michigan and made fully available for inspection by CMS Energy, neither Terra nor any of its Subsidiaries is a party to or is bound by any written or material oral contract, agreement, commitment or instrument or amendment to any of the foregoing (excluding any of the foregoing which has been fully performed by all parties):

   (i) for the purchase, sale or lease (except if the scheduled lease payments are less than $10,000 per year) of real property;

   (ii) relating to oil and gas leases, licenses, permits and similar arrangements (collectively, the "Leases"), Operating Agreements, farm-out and farm-in agreements, service contracts and similar agreements, option agreements, pooling and unitization agreements, production marketing agreements, gas balancing agreements, gas purchase and sales contracts, production sales contracts, processing agreements, permits, licenses and orders, easements, rights of way, pipeline agreements, exploration agreements, participation agreements, oil sales contracts, and all agreements or amendments relating to the same, or assignments of rights or obligations under any such agreements, all relating to the exploration for or the development, production, treating, processing, transportation or marketing of hydrocarbons;

   (iii) which provides for, or relates to, the guarantee by Terra or any of its Subsidiaries of any obligation of any customers, suppliers, officers, directors, employees or affiliates of Terra or such Subsidiaries;

   (iv) which provides for, or relates to, the incurrence by Terra or any of its Subsidiaries of debt for borrowed money in excess of $10,000;

   (v) which provides for, or relates to, any non-competition or confidentiality arrangement with any person, including any current or former director, officer or employee of Terra or any of its Subsidiaries;

   (vi) for capital expenditures in excess of $25,000 for any single project or related series of projects;

   (vii) any partnership, joint venture or other similar arrangements or agreements involving a sharing of profits or losses;

   (viii) which (other than contracts, agreements, commitments and instruments of the nature described in clauses (i) through (vii) above) involve payments or receipts by Terra or any of its Subsidiaries of more than $10,000; and

   (ix) for any purpose (whether or not made in the ordinary course of the business or otherwise not required to be listed or described in Schedule 3.30) which is material to the business of Terra and its Subsidiaries taken as a whole.

   (b) To the knowledge of Terra, except as set forth in Schedule 3.30, (i) Terra and its Subsidiaries have fulfilled and performed their obligations in all material respects under each of the leases, contracts and other agreements listed in Schedule 3.30 or referred to in clause (ii) of Section 3.30(a) (collectively, together with other leases, contracts and other agreements listed in other Schedules under this Article III, the "Terra Agreements") and are not, and are not alleged to be, in breach or default in any material respect under, nor is there or is there alleged to be any basis for termination of, any of the Terra Agreements, and (ii) no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Terra or any of its Subsidiaries; provided, however, that no representation or warranty is made with respect to the items set forth in clauses (A) through (C) of the proviso to Section 3.7. Copies of each of the Terra Agreements have been made available to CMS Energy by Terra.

   Except as disclosed on Schedule 3.30, the Terra Agreements (i) have been duly authorized, executed and delivered by Terra or the Subsidiaries of Terra that are a party thereto, and (ii) are in full force and effect and constitute legal, valid, binding and enforceable obligations of Terra or such Subsidiaries and will continue in full force and effect following the consummation of the Merger without the breach of any terms or conditions thereof or the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other person or party.

   (c) Except as set forth in Schedule 3.30, to the knowledge of Terra, each operator of Proved Developed Interests or Proved Undeveloped Interests not operated by Terra or its Subsidiaries fulfilled and performed its respective obligations in all material respects under each of the leases, contracts and other agreements relating to such Interests and is not in breach or default in any material respect under nor is there alleged to be any basis for termination of any of such agreements, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by any such operator; provided, however, that no representation or warranty is made with respect to the items set forth in clauses (A) through (C) of the proviso contained in Section 3.7.

   (d) Terra has disclosed to its principal co-venturers, Guardian Energy Management Corp. ("Guardian"), MCN Investment

Corporation, Destec Fuel Resources, Inc., Chevron U.S.A. Production Company, a division of Chevron U.S.A. Inc. and Enogex Exploration Corporation, or their applicable respective affiliates, (i) Terra's ownership of an interest in certain persons performing services for the projects for which Terra serves as operator and in which any such co-venturers have respective interests, and (ii) payment, reimbursement or revenue sharing arrangements that are in place with respect to the charges assessed against such co-venturers with respect to such services.

   SECTION 3.31.   ADDITIONAL DRILLING OBLIGATIONS.  Except as disclosed on
Schedule 3.31, except for the 1995 Antrim Program and except for implied covenants under Leases, as to which no violation has heretofore been asserted, no Terra Agreements applicable to the Proved Developed Interests contain provisions to the effect that the drilling of additional wells or other material development operations is a condition to earning, maintaining or continuing to hold all or any portion of such Interests, and no Terra Agreements applicable to Proved Developed Interests, the Proved Undeveloped Interests or the Unproved Interests contain provisions that unconditionally require the drilling of additional wells or other material development operations.

   SECTION 3.32. GAS IMBALANCES; PRODUCTION RIGHTS AND OBLIGATIONS. (a) Except as disclosed on Schedule 3.32, there are no gas imbalances pertaining to the production and marketing of gas as between Terra or any of its Subsidiaries and any third party.

   (b) Except as disclosed on Schedule 3.32, neither Terra nor any of its Subsidiaries has received any advance, "take-or-pay," or other similar payments under production sales contracts that entitle the purchasers to "make-up" or otherwise receive deliveries of hydrocarbons produced from the Interests without paying at such time the full contract price therefor that were not made up prior to January 1, 1995. Except as disclosed on Schedule 3.32, each of Terra and its Subsidiaries has paid to each royalty and overriding royalty owner (or such other party in interest as may be entitled to share therein) such owner's or party's full share of any royalty or other payments with respect to advance, "take-or-pay" or similar payments (including, but not limited to, payments relating to any "buy-down" or "buy-out" of any such contract or arrangement), and no such owner has proposed, demanded or threatened to demand that it is entitled to any further payments.

   SECTION 3.33. WELLS (a) The historical production figures for oil, gas and water, and revenue and cost and expense figures, relating to the Interests and provided by Terra to CMS Energy are, to the knowledge of Terra, accurate and complete in all material respects.

   (b) To the knowledge of Terra, all oil wells and gas wells and all fresh water wells, injection wells, salt water disposal wells and other wells of every nature and kind, and wells-in-progress to the extent applicable, whether producing or non-producing, located on any of the Leases or which constitute part of the Interests, whether or not operated by Terra (collectively, the "Wells"), have been drilled, completed and operated substantially within the limits permitted by applicable local, state, federal or foreign laws, rules or regulations (excluding Applicable Environmental Laws). To the knowledge of Terra, no Well is subject to material penalties or production restrictions because of any overproduction or any other violation of applicable laws, rules, regulations, permits or judgments, orders or decrees of any court or governmental body or agency which would have a material adverse effect on the operation of any Wells.

   (c) To the knowledge of Terra, Terra has, with respect to the Interests, complied in all material respects with the Natural Gas Policy Act of 1978, as amended, and the rules and regulations thereunder.

   SECTION 3.34. CMS ENERGY COMMON SHARES; TERRA COMMON STOCK. (a) Each Stockholder severally represents and warrants that such Stockholder has received (i) the Prospectus of CMS Energy dated June 30, 1995 relating to the CMS Common Shares on July 25, 1995, which is at least twenty (20) Business Days prior to the Effective Date; (ii) the CMS Energy SEC Documents (as hereinafter defined), with the exception of the Form 10-Q of CMS Energy for the second quarter of 1995, on July 25, 1995, (iii) the Form 10-Q of CMS Energy for the second quarter of 1995 on or about August 14, 1995; and (iv) such further information as such Stockholder reasonably requests concerning CMS Energy and its business, results of operations and financial condition.

   (b) Each Non-Management Stockholder severally represents and warrants that such Non-Management Stockholder has received (i) the financial statements referred to in Section 3.5 (including, without limitation, the Balance Sheet, the Statement of Income, the Unaudited Balance Sheet and the Unaudited Statement of Income) relating to Terra and its consolidated subsidiaries and
(ii) such further information as such Non- Management Stockholder reasonably requests concerning Terra, the Terra Business, its properties, results of operations, financial condition and prospects.

   SECTION 3.35. DISCLOSURE. To the knowledge of Terra, none of the representations and warranties contained herein, the information contained in the Schedules referred to in this Article III or the other information or documents referred to in this Article III as having been furnished or to be furnished or made available to CMS Energy or any of its representatives by Terra, the Stockholders or their representatives pursuant to the terms of this Agreement is false or misleading in any material respect or omits to state a fact necessary to make the statements herein or therein not misleading in any material respect.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF CMS ENERGY

   As an inducement to Terra, the Stockholders and the Optionholders to enter into this Agreement and to consummate the transactions contemplated hereby, CMS Energy hereby warrants and represents to Terra, the Stockholders and the Optionholders and agrees as follows:

   SECTION 4.1. ORGANIZATION OF CMS ENERGY. CMS Energy is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan. CMS Energy is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions in which the ownership or leasing of the properties used in its business or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not have a material adverse effect on the financial condition or results of operation of CMS Energy and its consolidated subsidiaries taken as a whole, and no other jurisdiction has demanded, requested or otherwise indicated that CMS Energy is required so to qualify. CMS Energy has full corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted.

   SECTION 4.2. AUTHORITY. CMS Energy has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by CMS Energy and the consummation by CMS Energy of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CMS Energy, subject to the adoption of this Agreement by CMS Energy as the sole stockholder of Sub. This Agreement is, and each other agreement or instrument of CMS Energy contemplated hereby when executed and delivered by CMS Energy will be, the legal, valid and binding obligation of CMS Energy enforceable against CMS Energy in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

   Neither the execution and delivery of this Agreement by CMS Energy nor consummation of the transactions contemplated hereby or compliance with or fulfillment of the terms and provisions hereof by CMS Energy will (a) result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights, or result in the creation or imposition of any encumbrance upon any of the material assets of CMS Energy, under (i) the articles of incorporation or the by-laws of CMS Energy, (ii) any material instrument, agreement, mortgage, indenture, deed of trust, permit, concession, grant, franchise, license, judgment, order, award, decree or other restriction to which CMS Energy is a party or any of its material properties is subject or by which it is bound or (iii) any material statute, other law or regulatory provision affecting CMS Energy other than, in the case of clauses (ii) or
(iii), any such breaches, defaults, rights or encumbrances that, individually or in the aggregate, would not have a material adverse effect on the financial condition or results of operation of CMS Energy and its consolidated subsidiaries taken as a whole, materially impair the ability of CMS Energy to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby, or (b) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or regulatory body, by or on behalf of CMS Energy or Sub, except for the filing of a Form S-4 Registration Statement with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act") and the declaration of effectiveness thereof by the SEC, and for the applicable requirements of the HSR Act, the filing of a Certificate of Merger in the office of the Corporation and Securities Bureau, Department of Commerce, of the State of Michigan, and appropriate documents with the relevant authorities of other jurisdictions in which Terra is qualified to do business, such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states, and such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a material adverse effect on the financial condition or results of operation of CMS Energy and its consolidated subsidiaries taken as a whole, materially impair the ability of CMS Energy to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

   SECTION 4.3. SHARES OF CMS COMMON STOCK. The CMS Common Shares to be delivered to the Stockholders pursuant to this Agreement will, when issued and delivered in accordance with the terms hereof, be duly and validly issued and outstanding, fully paid and nonassessable shares of CMS Common Stock free and clear of all Liens other than those arising by or through any Stockholder, and the issuance of all shares of CMS Common Stock issuable in connection with the consummation of the transactions contemplated hereby has been duly registered with the SEC on a Form S-4 Registration Statement under the Securities Act (reg. no. 033-60007) of CMS Energy which was declared effective by the SEC on June 30, 1995, and prior to the Effective Time all CMS Common Shares issuable in connection with the consummation of the transactions contemplated hereby shall have been listed, or approved for listing upon notice of issuance, on the NYSE. No stop order suspending the effectiveness of such Registration Statement has been issued by the SEC.

   SECTION 4.4. CAPITALIZATION. The authorized capital of CMS Energy consists of (i) 250,000,000 shares of common stock, $.01 par value, of which, as of June 30, 1995, 88,174,182 shares were issued and outstanding, 2,829,900 shares were held by CMS Energy, 5,222,648 shares were held by subsidiaries of CMS Energy and 3,188,210 shares were reserved for issuance under certain CMS Energy compensation plans, (ii) 10,000,000 shares of preferred stock, $.01 par value, none of which is issued and outstanding or reserved for any purpose, and (iii) 60,000,000 shares of Class G common stock, no par value, of which, as of August 15, 1995, 7,526,924 shares were issued and outstanding. All of the outstanding shares of CMS Common Stock are duly authorized, validly issued, fully paid and nonassessable. Except for options granted and CMS Common Stock issuable pursuant to certain CMS Energy compensation plans, and as contemplated hereby, there are no options, warrants or other rights to acquire from CMS Energy or agreements or commitments by CMS Energy to issue or sell shares of its capital stock, whether on conversion of other securities or otherwise. None of the issued and outstanding shares of CMS Common Stock has been issued in violation of, or is subject to, any preemptive or subscription rights. There are no stockholder agreements, voting trust agreements or any other similar contracts, agreements, arrangements, commitments, plans or understandings to which CMS Energy is a party restricting or otherwise relating to voting, dividend, ownership or transfer rights with respect to any shares of capital stock of CMS Energy.

   SECTION 4.5. OPERATIONS SINCE JUNE 30, 1995. Except as set forth in the CMS Energy SEC Documents, since June 30, 1995, there has been: (i) no material adverse change in the financial condition or results of operation of CMS Energy and its consolidated subsidiaries taken as a whole; and (ii) no damage, destruction, loss or claim with respect to, whether or not covered by insurance, or condemnation or other taking of, assets having a material adverse effect on the financial condition or results of operation of CMS Energy and its consolidated subsidiaries taken as a whole.

   SECTION 4.6. COMPLIANCE WITH LAWS. CMS Energy is in compliance with the provisions of all applicable laws and regulations of the federal, state, local and foreign governments, except to the extent that the failure to comply therewith would not have a material adverse effect on the financial condition or results of operation of CMS Energy and its consolidated subsidiaries taken as a whole. Except as set forth in the CMS Energy SEC Documents, to the knowledge of CMS Energy, there are no proposed orders, judgments, decrees, governmental takings, condemnations or other proceedings, in each case binding upon the business, operations or properties of CMS Energy or any subsidiary thereof, which would have a material adverse effect on the financial condition or results of operation of CMS Energy and its consolidated subsidiaries taken as a whole.

   SECTION 4.7. SEC DOCUMENTS. CMS Energy has previously delivered to Terra and the Stockholders complete and correct copies of all reports (including annual reports on Form 10-K, current reports on Form 8-K, quarterly reports on Form 10-Q and proxy statements) filed by it with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 1994 (the "CMS Energy SEC Documents"). To the knowledge of CMS Energy, none of the information supplied by CMS Energy and included in the Registration Statement or the Prospectus (as hereinafter defined), as it may be amended or supplemented, or the documents filed under the Exchange Act which are incorporated by reference therein, as of their respective effective, issue or filing dates, does or will, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and Prospectus comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder.

   SECTION 4.8. NO FINDER. Neither CMS Energy nor any party acting on its behalf has paid or become obligated to pay any fee or any commission to any broker, finder or intermediary for or on account of the transactions contemplated herein.


                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF SUB

   As an inducement to Terra, the Stockholders and the Optionholders to enter into this Agreement and to consummate the transactions contemplated hereby, CMS Energy and Sub hereby jointly and severally warrant and represent to Terra, the Stockholders and the Optionholders and agree as follows:

   SECTION 5.1. ORGANIZATION AND STANDING. Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan. Sub was organized solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business since it was incorporated which is not in connection with this Agreement and has no material assets or liabilities (other than the rights and obligations referred to in this Agreement).

   SECTION 5.2. CAPITAL STRUCTURE. The authorized capital stock of Sub consists of 60,000 shares of common stock, no par value, of which 10 shares are validly issued and outstanding, fully paid and nonassessable and are owned by CMS Energy free and clear of all liens, claims and encumbrances.

   SECTION 5.3. AUTHORITY. Sub has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Sub of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and by CMS Energy as its sole stockholder, and, except for the corporate filings required by state law, no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sub and this Agreement is, and each other agreement or instrument of Sub contemplated hereby when executed and delivered by Sub will be, the legal, valid and binding agreement of Sub enforceable against Sub in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).


                                   ARTICLE VI

                      ACTIONS PRIOR TO THE EFFECTIVE DATE

   CMS Energy, Sub and Terra (and the Stockholders with respect to their individual obligations set forth in Sections 6.2, 6.7, 6.8, and 6.11 and the Optionholders with respect to their individual obligations set forth in Sections 6.2, 6.7, 6.8 and 6.12) covenant and agree to take the following respective actions between the date hereof and the Effective Date:

   SECTION 6.1. ISSUANCE OF CMS COMMON SHARES. (a) CMS Energy has filed a registration statement on Form S-4 with the SEC containing a prospectus (the "Prospectus") covering the issuance and sale of the CMS Common Shares to be delivered hereunder. CMS Energy will use all reasonable efforts to cause such registration statement (the "Registration Statement") to be effective at least twenty (20) Business Days prior to the Effective Date. CMS Energy shall deliver to the NYSE pursuant to Rule 153 under the Securities Act copies of the Prospectus included in the Registration Statement, as the same may be amended or supplemented from time to time.

   (b) CMS Energy shall use all reasonable efforts to list the CMS Common Shares to be issued hereunder on the NYSE.

   SECTION 6.2. ACTION BY STOCKHOLDERS OF TERRA. Terra shall duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving the Merger and adopting this Agreement. Terra will, through its Board of Directors, recommend to its stockholders the adoption of this Agreement. In lieu of such meeting, the stockholders of Terra may take the actions described in the preceding sentence by unanimous written consent in accordance with the BCA. Each of the Stockholders and the Optionholders agrees to take all necessary action to cause this Agreement to be so adopted.

   SECTION 6.3. SUBSEQUENT FINANCIAL STATEMENTS. Prior to the Effective Date, Terra shall deliver to CMS Energy, not later than sixty (60) days after the end of each monthly period beginning after June 30, 1995 and in the form customarily prepared by Terra, the unaudited internal consolidated financial statements of Terra, including an income statement, for the monthly period then ended and for the period from the beginning of the fiscal year to the end of such monthly period.

   SECTION 6.4. INVESTIGATION OF TERRA. Terra shall afford to the officers, employees and authorized representatives of CMS Energy (including, without limitation, independent public accountants, attorneys, environmental consultants and financial advisors of CMS Energy), reasonable access during normal business hours to the offices, properties, employees and business and financial records (including, without limitation, computer files, retrieval programs and similar documentation) of Terra to the extent CMS Energy shall deem necessary or desirable, and shall furnish to CMS Energy or its authorized representatives such additional information concerning the operations, properties and businesses of Terra as may be reasonably requested in writing, to enable CMS Energy or its authorized representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify the accuracy of the financial statements referred to in Section 3.5 and to determine whether the conditions set forth in Article VIII have been satisfied. CMS Energy agrees that such investigations shall be conducted in such manner as not to interfere unreasonably with the operation of the business of Terra. Without limiting the foregoing, Terra shall permit CMS Energy, or its representatives, (i) to conduct a site inspection of any of the Interests, the Owned Real Property or the Leased Real Property, to witness and to conduct well tests, and to conduct an environmental audit of any such properties with respect to any environmental, health or safety issues deemed material by CMS Energy, (ii) access to all title information in the possession of Terra or its Subsidiaries, its agents or attorneys, relating to the Interests, and Terra shall use its best efforts to obtain any other such title information from third parties that is reasonably requested by CMS Energy, and (iii) access to all production and operating information in the possession of Terra or its Subsidiaries, its agents or attorneys, relating to the Interests, and Terra shall use its best efforts to obtain any other production and operation information from third parties that is reasonably requested by CMS Energy.

   SECTION 6.5. LAWSUITS, PROCEEDINGS, ETC. Each of CMS Energy and Terra shall notify the other promptly of any lawsuit, proceeding, claim or investigation that may be threatened, brought, asserted or commenced against any party hereto involving in any way the transactions contemplated by this Agreement or that would have been listed in Schedule 3.17 or the CMS Energy SEC Documents if such lawsuit, proceeding, claim or investigation had arisen prior to the date hereof.

   SECTION 6.6. CONDUCT OF BUSINESS BY TERRA PENDING THE MERGER. (a) During the period from January 1, 1995 through the Effective Time, except as set forth in any Schedules to this Agreement or as expressly contemplated by this Agreement, Terra has carried on, and will carry on, its business in, and has not entered into, and will not enter into, any material transaction other than in, the ordinary course of business consistent with past practice and, to the extent consistent therewith, has used and will use its reasonable efforts to preserve intact its current business organization, to keep available the services of its current officers and employees and to preserve its relationships with material customers, material suppliers and others having material business dealings with it (except with the written consent of CMS Energy and except as set forth in any Schedules to this Agreement or as contemplated by this Agreement). Without limiting the generality of the foregoing, and except as set forth in any Schedules to this Agreement or as expressly contemplated by this Agreement, Terra and its Subsidiaries has not since January 1, 1995 and shall not, without the prior written consent of CMS Energy, which, as to matters relating to clauses (vii), (viii) or (xii) of this
Section 6.6(a), CMS Energy agrees not to unreasonably withhold or delay:

   (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to the Stockholders in their capacity as such, (B) split, combine or reclassify any of its capital stock or issue, sell or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or
  (C) purchase, redeem or otherwise acquire any shares of capital stock of Terra or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

   (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock or other securities (including, without limitation, any rights, warrants or options to acquire any securities), except for issuances of its common stock upon exercise of the Options to acquire an aggregate of up to 2,545,922 shares of Terra Common Stock held by certain Optionholders;

   (iii)  amend its articles of incorporation or by-laws;

   (iv) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

   (v) sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of its assets, except for (A) sales of produced hydrocarbons in the ordinary course of business, (B) the sale, lease or other disposition of other assets in the ordinary course of business consistent with past practice, provided that no such sale, lease or disposition has caused or will cause the representations and warranties contained in Section 3.6(a) hereof to be untrue or incorrect in any material respect; (C) dispositions of assets as contemplated by clause (xiii) of this Section 6.6(a), or (D) the sale of the Purchased Assets as contemplated by Section 6.6(b);

   (vi) incur any indebtedness for borrowed money or guarantee any such indebtedness material to the business or assets of Terra and its Subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice and except as contemplated hereunder or issue or sell any debt securities or guarantee any debt securities of others, or make any loans, advances or capital contributions to, or investments in, any other person, except the incurrence and/or guarantee of indebtedness to fund working capital;

   (vii) with respect to its operations other than the 1995 Antrim Program and construction of the New Office, make or incur any new capital expenditure or capital expenditures for any single project or related series of projects which are in excess of $100,000 and, with respect to the New Office (exclusive of furnishings and equipment), make any capital or major expenditures or investments, or incur any obligations for capital or major expenditures or enter into any leases for personal or real property, in excess of $2 million.

   (viii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than such payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

   (ix) alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure;

   (x) enter into or adopt, or amend, any existing, bonus, incentive, deferred compensation, insurance, medical, hospital, disability or severance plan, agreement or arrangement or enter into or amend any Plan or material employment, consulting or management agreement, other than any such amendment to a Plan that is made to maintain the qualified status of such Plan or its continued compliance with applicable law and except as contemplated hereunder;

   (xi) make any change in accounting practices or policies applied in the preparation of the financial statements referred to in Section 3.5 except as required by GAAP;

   (xii) except in the ordinary course of business consistent with past practice, knowingly make any material modifications to any material agreements, understandings, obligations, commitments, indebtedness or other material obligations or enter into any agreement, understanding, obligation or commitment, or incur any indebtedness or obligation, of the type that would have been required to be listed on Schedule 3.30 or that would otherwise would have been included in the Terra Agreements if in existence on the date hereof; provided that no such modifications, agreements or incurrences of indebtedness shall in any event cause the representations and warranties contained in Section 3.6(a) hereof to be untrue or incorrect in any material respect;

   (xiii) pay or commit to pay any bonus to any director, officer or employee of Terra other than (A) payment to the respective employees entitled thereto of the bonuses contemplated by Section 7.5(b) hereof, (B) payment to employees (other than the Management Stockholders) of bonuses not to exceed $1.0 million in the aggregate; (C) payment of employee bonuses to the Management Stockholders not to exceed $2.4 million in the aggregate; and (D) payment to Boeve and Sterenberg of bonuses not to exceed $881,260 and $302,636, respectively; or

   (xiv) enter into any other transaction materially affecting the business of Terra, other than in the ordinary course of business consistent with past practice or as expressly contemplated by this Agreement; provided that to the extent that this clause (xiv) constitutes a representation or warranty, no representation or warranty is made with respect to the items set forth in clauses (A) through (C) of the proviso contained in Section 3.7 or with respect to the matters referred to in Sections 3.22 and Section 3.29 (except to the extent specifically set forth therein).

   (b) Notwithstanding any other provision of this Agreement, prior to the Effective Time, Terra shall sell to one or more limited liability companies to be formed by Lagina, Boeve, Tester and/or Sterenberg ("Newco"), Lagina or Boeve, as designated, to be effected immediately prior to the Effective Time, certain assets, together with all associated liabilities and obligations relating thereto (the "Purchased Assets"), of Terra, all as designated in, and such sales to be effected pursuant to, respective asset purchase agreements with each of Newco, Lagina and Boeve and related transfer instruments and other required documentation substantially in the form of Exhibit B hereto, and Terra may take any action reasonably necessary or appropriate pursuant thereto to effect such sales.

   (c) Terra shall promptly advise CMS Energy orally and in writing of any change or event having a Material Adverse Effect on Terra and its Subsidiaries taken as a whole.

   SECTION 6.7. MUTUAL COOPERATION; REASONABLE BEST EFFORTS. The respective parties hereto shall cooperate with each other, and shall use their respective reasonable best efforts, to cause the fulfillment, to the extent within their reasonable control, of the conditions to each party's obligations hereunder which are within such reasonable control and to obtain as promptly as possible, to the extent within their reasonable control, all consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement; provided, however, that the foregoing shall not require CMS Energy or Terra to make any divestiture or consent to any divestiture in order to obtain any waiver, consent or approval.

   SECTION 6.8. NO PUBLIC ANNOUNCEMENT. None of the parties hereto shall, without the approval of CMS Energy and Terra (which may not be unreasonably withheld), make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law, in which case each of CMS Energy and Terra shall be advised and they shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued; provided that nothing herein shall be deemed to interfere with the filing by CMS Energy of a Form S-4 with the SEC.

   SECTION 6.9. NO SOLICITATION. Terra shall not, nor shall it authorize or permit any officer, director or employee of it or its Subsidiaries or affiliates or any investment banker, attorney or other adviser or representative of Terra or any of its Subsidiaries or affiliates to, (i) solicit, initiate, or encourage the submission of, any Acquisition Proposal (as hereinafter defined), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) except to the extent required by law as advised by counsel in writing, participate in any discussions or negotiations regarding, or furnish to any person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Terra promptly shall advise CMS Energy of any Acquisition Proposal and any inquiries with respect to any Acquisition Proposal, in each case occurring on or after May 27, 1995. For purposes of this Agreement, "Acquisition Proposal" means any proposal for a merger or other business combination involving Terra or any of its Subsidiaries or affiliates or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in Terra or any of its Subsidiaries or affiliates, any voting securities of Terra or any of its Subsidiaries or affiliates or a substantial portion of the assets of Terra and its Subsidiaries taken as a whole.

   SECTION 6.10. ANTITRUST LAW COMPLIANCE. CMS Energy and Terra shall file and Terra shall cause to be filed with the Federal Trade Commission and the United States Department of Justice the notification and other information required to be filed with respect to the transactions contemplated hereby under the HSR Act and the rules and regulations promulgated thereunder. CMS Energy warrants that all such filings by it shall be, and Terra warrants that all such filings by it shall be, accurate as of the date filed and in accordance with the requirements of the HSR Act and all such rules and regulations. CMS Energy and Terra agree to make available, or cause to be made available, to the





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other parties such information as may reasonably be requested relative to the businesses, assets and property of CMS Energy and Terra, as the case may be, as may be required to file any additional information requested by such agencies under the HSR Act and such rules and regulations.

   SECTION 6.11. TERMINATION OF LAGINA PROXIES. Lagina, Boeve and Sterenberg shall cause all rights of Lagina to receive voting proxies (the "Lagina Proxies") as to shares of Terra Common Stock to be acquired by the Optionholders under the terms of the Options to be terminated, effective at or prior to the Effective Time, and each of Lagina, Boeve and Sterenberg agree that the Lagina Proxies are hereby terminated effective as of the Effective Time.

   SECTION 6.12. EXERCISE OF OPTIONS. Each of Terra, Tester and the Optionholders agrees that, prior to the Effective Time, the Options to acquire an aggregate of up to 2,545,922 shares of Terra Common Stock from Terra currently held by certain Optionholders shall be exercised in accordance with their terms and the options to acquire an additional 359,379 currently outstanding shares of Terra Common Stock by Boeve from Tester shall be exercised, and each such Optionholder shall, to the extent such Options are subject to Section 83 of the Code and the regulations thereunder, pay to Terra an amount equal to the income tax and employment tax withholding relating thereto assuming a fair market value of each share of Terra Common Stock received upon exercise equal to the fair market value of the consideration to be received therefor in the Merger, such amount to be payable by each such Optionholder in cash; and as of the Effective Time, no shares of Terra Common Stock shall be issuable by Terra pursuant to or shall otherwise be subject to the Options.

   SECTION 6.13. NEW OFFICE BUILDING. Terra shall proceed with construction of a new office building on the six acre parcel on which such office building ("New Office") is proposed to be constructed in accordance with current plans and budgets; provided that Terra shall immediately and from time to time thereafter confer with CMS Energy regarding the plans, budgets and construction process and any revisions thereto shall be subject to the written consent of CMS Energy; and provided further that Terra will not make any commitment relating to construction costs in excess of $2 million (exclusive of furnishings and equipment) in the aggregate, and will not make any commitment with respect to the $350,000 budgeted for furnishings and equipment, in each case without the prior written approval of CMS Energy, which approval will not be unreasonably withheld or delayed.





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


                                  ARTICLE VII

                      ADDITIONAL COVENANTS AND AGREEMENTS

   SECTION 7.1. TAX-FREE NATURE; TAX CONSEQUENCES. (a) The Stockholders and CMS Energy intend the Merger to constitute a reorganization described in
Section 368(a)(2)(E) of the Code and shall use their best efforts to cooperate in achieving such a tax-free reorganization. Notwithstanding the preceding sentence, the parties to this Agreement will rely solely on their own advisors in determining the tax consequences of the transactions contemplated by this Agreement and each party is not relying, and will not rely, on any representations or assurances of any other party regarding such consequences other than the representations and covenants set forth in writing in this Agreement or any other agreement or certificate delivered in connection herewith. In the event that the Merger does not qualify as such a tax-free reorganization, the validity of the Merger and the transactions contemplated thereby shall nevertheless be binding and final upon the parties to this Agreement. Neither the Stockholders nor CMS Energy will take any tax reporting positions or make any tax elections inconsistent with the characterization of the Merger as a reorganization described in Section 368(a)(2)(E) of the Code except as may be required upon examination (or the result of a prior determination) by the Internal Revenue Service or any other Tax authority.

   (b) Each Stockholder agrees that he will not sell or transfer more than one percent (1%) of the aggregate outstanding CMS Common Stock within any ninety
(90) day period. The Stockholders agree that the aggregate sales and transfers by all Stockholders of CMS Common Stock (i) shall not exceed 25% of the aggregate number of shares of CMS Common Stock issued in the Merger in any ninety (90) day period and (ii) shall not exceed 20,000 shares of CMS Common Stock on any given trading day during the first ninety (90) day period after the Effective Date; provided that transfers by any Stockholder to a spouse in transactions not effected in the public markets shall be excluded from such restrictions so long as such spouse agrees to be bound by the restrictions contained in this Section 7.1(b).

   (c) CMS Energy hereby warrants and represents to and covenants with Terra and the Stockholders that:

   (i) neither CMS Energy nor the Surviving Corporation has any plan or intention to take any action following the Merger that could result in the Surviving Corporation's failing to hold at least 90 percent of the fair market value of Terra's net assets and at least 70 percent of the fair market value of Terra's gross assets and at least 90 percent of the fair market value of Sub's net assets and at least 70 percent of the fair market value of Sub's gross assets held immediately prior to the Merger (determined before taking into account the payment of bonuses referred to in Section 6.6(a)(xiii), and any amounts used by Terra or Sub to pay Merger expenses and assuming that the amount received with respect to the Purchased Assets was not less than the fair market value thereof). For purposes of the preceding sentence, the Merger expenses incurred by Terra or Sub shall be deemed not to exceed $500,000, and the loan by the Surviving Corporation of up to $5,000,000 to CMS NOMECO on commercially reasonable terms shall not be deemed to be a transfer or distribution;

   (ii) the Surviving Corporation has no plan or intention to issue additional shares of its stock that would result in CMS Energy's losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code;

   (iii) CMS Energy has no plan or intention to reacquire any of the CMS Common Stock issued in the Merger;

   (iv) CMS Energy has no plan or intention to liquidate the Surviving Corporation, to merge the Surviving Corporation with or into another corporation, to sell or otherwise dispose of the stock of the Surviving Corporation (except for a transfer of stock of the Surviving Corporation by CMS Energy to CMS Enterprises (which is a corporation controlled by CMS Energy within the meaning of Section 368(a)(2)(C) of the Code and Treas. Reg.
  Section 1.368-2(j)(4)) in exchange for the stock and debt obligations of Enterprises, which is to be followed by a transfer of the stock of the Surviving Corporation by Enterprises to CMS NOMECO (which is a corporation controlled by Enterprises within the meaning of Section 368(c) of the Code) in exchange for the stock and debt obligation of CMS NOMECO);

   (v) Sub will have no liabilities assumed by the Surviving Corporation and will not transfer to the Surviving Corporation any assets subject to liabilities in the Merger;

   (vi) following the Merger, the Surviving Corporation will continue Terra's historic business or use a significant portion of Terra's historic business assets in a business;

   (vii) CMS Energy and Sub will pay their respective expenses, if any, incurred in connection with the Merger;

   (viii) there is no intercorporate indebtedness between CMS Energy and Terra or between Sub and Terra that will be settled at a discount following the Merger;

   (ix) CMS Energy is not an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code;

   (x) the total cash consideration that will be paid in the Merger in lieu of issuing fractional shares of CMS Common Stock will not exceed one percent of the total fair market value of the CMS Common Stock (as of the Effective
  Time) to be issued in the Merger;

   (xi) prior to acquisitions contemplated by this Agreement, CMS Energy did not own during the past five years any shares of the stock of Terra; and

   (xii) prior to the Merger, CMS Energy will be in control of Sub within the meaning of Section 368(c) of the Code.


   SECTION 7.2.  TAXES.

   (a)   Liability for Taxes.

   (i) Except as shown as a liability or reserve on the Balance Sheet, the Management Stockholders shall be liable for and indemnify CMS Energy, the Surviving Corporation and their subsidiaries (collectively, the "Tax Indemnitees") for all Taxes imposed on any Tax Indemnitee (or for which a Tax Indemnitee may otherwise be liable) arising from the assets or activities of Terra and its Subsidiaries for any taxable year or period of Terra or its Subsidiaries that ends on or before the Balance Sheet Date and, with respect to any taxable year or period beginning before and ending after the Balance Sheet Date, the portion of such taxable year ending on and including the Balance Sheet Date.

   (ii) The Tax Indemnitees shall be liable for and indemnify the Management Stockholders for the Taxes of Terra and its Subsidiaries for any taxable year or period that begins after the Balance Sheet Date and, with respect to any taxable year or period beginning before and ending after the Balance Sheet Date, the portion of such taxable year or period beginning after the Balance Sheet Date. Notwithstanding the preceding sentence, the Management Stockholders shall be liable for and indemnify the Tax Indemnitees for 63% of any Taxes imposed on any Tax Indemnitee (or for which a Tax Indemnitee may otherwise be liable) arising from the disallowance of a deduction for the payments described in Section 6.6(a)(xiii)(B), (C) or (D) or Section 7.5(b). For purposes of the preceding sentence, no effect shall be given to the use of credits allowable pursuant to Sections 29 or 53 of the Code.

   (iii) For purposes of paragraphs (a)(i) and (a)(ii), whenever it is necessary to determine the liability for Taxes of Terra and its Subsidiaries for a portion of a taxable year or period that begins before and ends after the Balance Sheet Date, the determination of the Taxes of Terra and its Subsidiaries for the portion of the year or period ending on, and the portion of the year or period beginning after, the Balance Sheet Date shall be determined by assuming that Terra and its Subsidiaries had a taxable year or period which ended at the close of the Balance Sheet Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis.

   (iv) The Management Stockholders shall be liable for all transfer, sales, use or similar Taxes arising from the transactions contemplated by Section 6.6(b).

   (v) Within twenty (20) days after the execution of this Agreement, the Stockholders shall deliver or cause to be delivered to CMS Energy or its designee true and complete copies of: (A) all income Tax Returns of Terra and its Subsidiaries requested by CMS Energy or its Subsidiaries; (B) any other Tax Returns of Terra and its Subsidiaries requested by CMS Energy or its Subsidiaries, as may be relevant to Terra and its Subsidiaries and their assets and operations; and (C) any work papers or other supporting data requested by CMS Energy or its subsidiaries relating to "income taxes payable" or similar line item reflected in the Statement of Income or Balance Sheet relating to Tax Returns made available pursuant to (A) or (B), or relating to Tax Returns referred to in (A) or (B) not yet filed, to the extent copies of such Tax Returns, work papers or other data are in existence and in the possession of Terra at the time of such request.

   (vi) Surviving Corporation and Subsidiaries shall be entitled to retain any refund or credit of Taxes

  (and interest thereon) attributable to a carryback of losses, credits or other similar items from a taxable year or period that ends after the Balance Sheet Date to a taxable year or period that ends on or before the Balance Sheet Date.

   (b) Tax Returns. Terra shall file when due (after taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to Terra and its Subsidiaries on or before the Effective Date and shall remit or cause to be remitted any Taxes shown to be due on such Tax Returns, and the Surviving Corporation shall file when due (after taking into account all extensions properly obtained) all Tax Returns that are required to be filed by Terra and its Subsidiaries after the Effective Date and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. All Tax Returns which Terra is required to file in accordance with this paragraph (b) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken or method adopted that is inconsistent with positions taken or methods used in preparing and filing similar Tax Returns in prior periods except for changes required by law or changes in facts.

   (c) Contest Provisions. CMS Energy or one of its subsidiaries shall notify the Stockholders in writing upon receipt by any Tax Indemnitee of notice of any pending or threatened federal, state, local or foreign Tax audit or assessment (including any revenue agent report or notice of proposed adjustment) which may materially affect the Tax liabilities of Terra or its Subsidiaries for which the Stockholders would be required to indemnify the Tax Indemnitees pursuant to Section 10.1 or this Section 7.2, provided, that failure to comply with this provision shall not affect the Tax Indemnitees' right to indemnification hereunder except to the extent that such omission results in a failure of actual knowledge of the Stockholders and the Stockholders are damaged as a result of such failure of actual knowledge.

   The Stockholders shall have the sole right to represent the interests of Terra and its Subsidiaries in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Balance Sheet Date, and to employ counsel of their choice at their expense, provided that the Tax Indemnitees (and their tax counsel) may, at their own expense, be present at and participate in any such audit or proceeding. Notwithstanding the foregoing, the Stockholders shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of the Tax Indemnitees for any period after the Balance Sheet Date to any extent (including, but not limited to, the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization, depreciation or depletion deductions, or the reduction of loss or credit carryforwards) without the prior written consent of the Tax Indemnitees. Such consent shall not be necessary to the extent that the Stockholders have indemnified the Tax Indemnitees in a manner reasonably acceptable to the Tax Indemnitees against the effects of any such settlement.

   Except to the extent that CMS Energy reasonably concludes that the presence of a representative of Management Stockholders will interfere with the contest of matters unrelated to the matters which are subject to indemnification by the Management Stockholders under this Section 7.2 ("Indemnified Tax Items"), a representative of the Management Stockholders (and their tax counsel) may, at their own expense, be present at and participate in any audit or proceeding relating to Indemnified Tax Items. CMS Energy shall not settle any dispute with respect to Indemnified Tax Items without the consent of the Management Stockholders, except that CMS may settle any such dispute without the consent of the Management Stockholders if it agrees to relieve the Management Stockholders of their indemnification obligation hereunder with respect to such transaction.

   (d) Assistance and Cooperation. After the Effective Date, each of the Stockholders and the Tax Indemnitees shall:

   (i) agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or make a report with respect to, Taxes described in paragraph
  (a)(iv) of this Section 7.2;

   (ii) assist (and cause their respective affiliates to assist) the other parties in preparing any Tax Returns which such other parties are responsible for preparing and filing in accordance with paragraph (b) of this Section 7.2;

   (iii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of Terra and its Subsidiaries;

   (iv) make available to the other parties and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of Terra and its Subsidiaries;

   (v) provide timely notice to the other parties in writing of any pending or threatened Tax audits or assessments of Terra and its Subsidiaries for taxable periods for which the other may have a liability under this Section 7.2; and

   (vi) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

   (e) Adjustment to Purchase Price. Any payment by the Stockholders under this Section 7.2 shall be considered an adjustment to the consideration paid in connection with the Merger and to the extent that it cannot be so characterized for Tax purposes, shall be made on an After-Tax Basis. (For purposes of this Agreement, the term After-Tax Basis means, with respect to any amount which is to be paid hereunder on an "After-Tax Basis," an amount which, after subtraction of the amount of all federal, state, local and foreign Taxes payable by the recipient thereof as a result of the receipt or accrual of such payment, and after taking into account (i) the increase in federal, state, local and foreign Taxes (including estimated Taxes) payable by such recipient for all affected taxable years as a result of the event or occurrence giving rise to such payment, and (ii) the reduction in federal, state, local and foreign Taxes (including estimated Taxes) payable by the recipient for all applicable taxable years, including the present value (using the applicable Federal rate as the discount rate) of all reasonably anticipated future tax reduction for taxable years ending on or after the end of the taxable year in which such payment is made, shall be sufficient as of the date of payment to compensate the recipient for such event or occurrence giving rise to such payment.

   (f) Survival of Obligations; No Duplication of Indemnities. Notwithstanding Article X, the obligations of the Stockholders and the Tax Indemnitees set forth in this Section 7.2 shall be unconditional and absolute and shall remain in effect until 30 days after the expiration of the applicable statute of limitations, except that if the Internal Revenue Service shall not, prior to the third anniversary of the Effective Date, have proposed (including in a revenue agent report or notice of proposed assessment) to disallow any portion of the bonus described in Section 6.6(a)(xiii)(B) or (C) (including through a reduction in a net operating loss carryover or carryback), the indemnity provided in the second sentence of Section 7.2(a)(ii) shall terminate on said third anniversary. To the extent that the provisions of this Section
7.2 conflict with the provisions of Article X, the provisions of this Section
7.2 shall control and no double payment shall be made with respect to any breach or alleged breach of any representation or warranty contained in or pertaining to the matters which are the subject of Section 3.8, it being understood that if there is a breach or alleged breach of any representation or warranty contained in or pertaining to the matters which were not taken into account in determining the Aggregate Consideration and such breach or alleged breach does not give rise to an indemnification obligation under Section 7.2, such breach or alleged breach shall give rise to an indemnification obligation under Article X.

   (g) Tax Reporting of Certain Payments. Each of the Management Stockholders agrees to report the bonus paid pursuant to Section 6.6(a)(xiii)(C) as ordinary income for federal, state and local income tax purposes in the year paid. Each of the Optionholders agrees to report the excess of the fair market value of the Terra Common Stock acquired upon the exercise of his Option (determined as provided in Section 6.12) over the amount, if any, paid upon such exercise as ordinary income for federal, state and local income tax purposes in the year of such exercise.

   SECTION 7.3. RESALE OF CMS COMMON SHARES. Each Shareholder who is an affiliate of Terra within the meaning of Rule 145 under the Securities Act agrees that any resale of CMS Common Shares to be received hereunder shall be made in compliance with Rule 145(d) under the Securities Act.

   SECTION 7.4. ACCESS TO DATA. For a period of one year after the Effective Date, Terra shall allow Lagina and/or Boeve, or a company controlled by them, access to and the right to copy (at their expense), Terra data as follows:

  (i)    Niagaran base maps;

  (ii)   Dundee base maps;

  (iii)  Michigan State production data;

  (iv) seismic data over leaseholds located west of a north-south line demarcated by the west boundary line of Kalkaska County, Michigan; and

  (v)    plat maps, pipeline maps, and lease ownership and data maps.

   SECTION 7.5. TERRA EMPLOYEES. (a) CMS Energy agrees with respect to each employee of Terra as of the Effective Date other than Messrs. Lagina, Boeve, Tester and Sterenberg that from and after the Effective Date either (i) CMS Energy shall cause Terra to continue to employ such employee for at least one year after the Effective Date at a level of compensation and benefits (considered in the aggregate for each such employee) not materially less favorable to the employee than Terra was obligated to provide such employee as of January 1, 1995 or (ii) in the event that the employment of any such employee is terminated by Terra within one year after the Effective Date for any reason other than death, disability or cause, CMS Energy shall cause Terra to pay such employee severance pay equal to the difference between (A) one year's base salary for such employee as of January 1, 1995 and (B) the actual amount of base salary paid to such employee for the period commencing on the Effective Date and ending on the effective date of such employee's termination.

   (b) CMS Energy agrees that it will cause and permit Terra to pay as a bonus to employees of Terra as of both the Effective Date and the date which is thirty (30) days after the Effective Date an aggregate amount of $803,000, such amount to be paid on or prior to December 31, 1995 and allocated to such employees as Terra and Newco shall mutually determine; provided, that CMS Energy and Terra shall have the right to make the payment of any such bonus to any or all such employees conditional upon such employees executing a release of any interest such employees might otherwise have or have had in the properties and associated rights known as the Terra employee override pool.


                                  ARTICLE VIII

           CONDITIONS PRECEDENT TO OBLIGATIONS OF CMS ENERGY AND SUB

   The obligations of CMS Energy and Sub under this Agreement to cause the Merger and the other transactions contemplated to be consummated at the Effective Time to be consummated, and the obligation of CMS Energy to complete the transactions contemplated by the Exchange Closing, shall, at the option of CMS Energy, be subject to the satisfaction, on or prior to the Effective Date, of the following conditions:

   SECTION 8.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by Terra, any Stockholder or any Optionholder in the performance of their respective covenants and agreements herein to be performed at or prior to the Effective Time; subject to Section 10.7, none of the representations and warranties of Terra, any Stockholder or any Optionholder that is qualified as to materiality shall be untrue or incorrect in any respect on the Effective Date and on the Effective Date such representations and warranties shall be true and correct as though made on the Effective Date except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by CMS Energy, permitted by Section 6.6 or entered into in connection with the consummation of the Merger and the other transactions contemplated hereby; subject to Section 10.7, none of the representations or warranties that is not so qualified shall be untrue or incorrect in any material respect on the Effective Date and on the Effective Date such representations and warranties shall be true and correct in all material respects as though made on the Effective Date except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by CMS Energy, permitted by Section 6.6 or entered into in connection with the consummation of the Merger and the other transactions contemplated hereby; and there shall have been delivered to CMS Energy and Sub a certificate or certificates to the foregoing effect in substantially the form of Exhibit C hereto, dated the Effective Date, signed on behalf of Terra by its Chairman and its President and signed by each of the Stockholders and the Optionholders (limited in the case of the respective Management and Non-Management Stockholders and Optionholders to the respective covenants and agreements, and representation and warranties, of such persons contained herein).

   SECTION 8.2. NO MATERIAL ADVERSE EFFECT. Between the date hereof and the Effective Date, there shall have been no Material Adverse Effect on Terra and its Subsidiaries, taken as a whole; and there shall have been delivered to CMS Energy and Sub a certificate or certificates to such effect, dated the Effective Date, signed on behalf of Terra and its Subsidiaries by its President and its Chief Financial Officer and signed by each of the Management Stockholders.

   SECTION 8.3. OPINIONS OF COUNSEL FOR TERRA, THE STOCKHOLDERS AND THE OPTIONHOLDERS. CMS Energy and Sub shall have received from (i) Mika, Meyers, Beckett & Jones, P.L.C., counsel for Terra and the Management Stockholders and the Optionholders, opinions, dated the Effective Date, in form and substance reasonably satisfactory to CMS Energy, substantially to the effect set forth in Exhibits D-1 and D-2, respectively, and (ii) Law, Weathers & Richardson, P.C., counsel to the Non-Management Stockholders, an opinion, dated the Effective Date, in form and substance reasonably satisfactory to CMS Energy, substantially to the effect set forth in Exhibit E.

   SECTION 8.4. NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any other material transaction contemplated by this Agreement shall be in effect; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

   SECTION 8.5. NECESSARY GOVERNMENTAL APPROVALS. The parties shall have received all governmental and regulatory approvals and actions reasonably necessary to consummate the transactions contemplated hereby, which are either required to be obtained prior to the Effective Date by applicable law or regulation (including, without limitation, the expiration or early termination of the applicable waiting period under the HSR Act) or are necessary to prevent a Material Adverse Effect on Terra and its Subsidiaries taken as a whole.

   SECTION 8.6. NECESSARY CONSENTS. Terra shall have received consents, in form and substance reasonably satisfactory to CMS Energy, to the transactions contemplated hereby from the other parties to all material contracts, leases, agreements and permits to which Terra or any of its Subsidiaries is a party or by which any of them are affected and which require such consent prior to the Merger and are necessary to prevent a Material Adverse Effect with respect to Terra and its Subsidiaries taken as a whole.

   SECTION 8.7. EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement, including the Prospectus, shall be effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been entered by the SEC and no material or fundamental change shall have occurred which requires disclosure thereof to be included in an amendment to the Registration Statement or a supplement to the Prospectus included in the Registration Statement, or to be incorporated by reference therein from a filing under the Exchange Act, prior to any further use of such Registration Statement and Prospectus under the Securities Act and the rules and regulations thereunder; and further, a sufficient time period shall have lapsed following the delivery of the Prospectus to the Stockholders as is necessary to comply with the requirements of Form S-4.

   SECTION 8.8. LISTING OF CMS COMMON SHARES. The CMS Common Shares to be issued hereunder shall have been approved for listing upon notice of issuance by the NYSE.

   SECTION 8.9. STOCKHOLDER ACTION. This Agreement shall have been unanimously adopted by all holders of Terra Common Stock. The payments of the bonuses described in Section 6.6(a)(xiii) to the Management Stockholders and the payments described in the Covenant Not to Compete shall have been approved in a separate vote or written consent of all such holders who do not receive such payments.

   SECTION 8.10. DISSENTING STOCKHOLDERS. No stockholder of Terra shall have delivered a written demand for appraisal of its Terra Common Stock pursuant to
Section 762 of the BCA; and there shall have been delivered to CMS Energy and Sub a certificate or certificates to such effect, dated the Effective Date, signed on behalf of Terra by its Chairman and its President.

   SECTION 8.11. DUE DILIGENCE. CMS Energy shall have conducted a legal, business and financial due diligence review of Terra and its Subsidiaries the results of which shall have been reasonably satisfactory to CMS Energy.

   SECTION 8.12. RESIGNATIONS OF TERRA DIRECTORS AND OFFICERS. CMS Energy shall have received the resignation of each of the directors and officers of Terra and the directors and officers of each of its Subsidiaries which are serving at the request or for the convenience of Terra.

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   SECTION 8.13.  OPTIONS TO ACQUIRE TERRA COMMON STOCK.  All outstanding
Options shall have been exercised, including, without limitation, the exercise of Options to acquire an aggregate of 2,545,922 shares of Terra Common Stock from Terra currently held by certain Optionholders in accordance with their terms.

   SECTION 8.14. CMS NOMECO LENDERS' CONSENT. The lenders to CMS NOMECO Oil & Gas Co., a Michigan corporation ("CMS NOMECO") and a wholly-owned subsidiary of CMS Enterprises Company, a Michigan corporation ("Enterprises") and a subsidiary of CMS Energy, under the financing arrangements of CMS NOMECO, shall have consented to the Merger and the transfer to CMS NOMECO of the capital stock of the Surviving Corporation and shall have waived any breach under such arrangement as a result of the indebtedness, guarantees or similar obligations of the Surviving Corporation, in each case on terms and conditions satisfactory to CMS Energy.

   SECTION 8.15. PAYMENTS FOR PURCHASED ASSETS. Terra shall have received payments for the Purchased Assets as contemplated by Section 6.6(b).

   SECTION 8.16. GUARANTEE. Each of Lagina, Boeve, Tester and Sterenberg shall have executed a guarantee in favor of Terra substantially in the form of Exhibit F in the amount of $3,600,000 relating to net revenue to be received by Terra from and after January 1, 1995 for gas sales under its gas sale agreements after taking into account its purchases of gas under its gas purchase agreements.

   SECTION 8.17. CONSULTING AGREEMENT. Terra and Newco shall have entered into a consulting agreement substantially in the form of Exhibit G.

   SECTION 8.18. EMPLOYMENT AGREEMENTS. Terra and each of Tester and Sterenberg shall have entered into employment agreements substantially in the respective forms of Exhibits H and I.

   SECTION 8.19. 1995 ANTRIM PROGRAM. Terra shall have obtained written commitments from co-venturers for the funding, drilling and operation by Terra of the wells included in the 1995 Antrim Program consisting of at least 282 wells and related pipelines and other facilities (the "1995 Antrim Program").

   SECTION 8.20. MINIMUM AGGREGATE CONSIDERATION. The amount calculated pursuant to clause (A) less clause (B) of Section 2.2(a) shall be at least $59,000,000.

   SECTION 8.21. INSURANCE. Terra and its Subsidiaries shall have maintained policies of fire and casualty, liability (general, product and other liability), well control, workers' compensation and other forms of insurance and bonds in such amounts and against such risks and losses as are usually insured against in the same general areas by companies engaged in the same or a similar business.

   SECTION 8.22. GAS DELIVERY. Terra shall have reached an agreement with Michigan Consolidated Gas Company to the effect that any gas delivered into the Gaylord-Alpena pipeline system shall be redelivered to the Taggart interconnect at an aggregate cost not to exceed 12 cents per Mcf.

   SECTION 8.23. COVENANT NOT TO COMPETE. Each of the Management Stockholders shall have entered into the Covenant Not to Compete with CMS Energy substantially in the form of Exhibit J (the "Covenant Not to Compete").


                                   ARTICLE IX

                      CONDITIONS PRECEDENT TO OBLIGATIONS
                         OF TERRA AND THE STOCKHOLDERS

   The obligations of Terra, the Stockholders and the Optionholders under this Agreement to cause the Merger and the other transactions contemplated to be consummated at the Effective Time, and the obligation of Lagina to complete the transactions contemplated by the Exchange Closing, shall, at the option of Terra, the Stockholders, and the Optionholders, be subject to the satisfaction, on or prior to the Effective Date, of the following conditions:

   SECTION 9.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by CMS Energy or Sub in the performance of any of their respective covenants and agreements herein to be performed at or prior to the Effective Time; subject to Section 10.7, none of the representations and warranties of CMS Energy or Sub that is qualified as to materiality shall be untrue or incorrect in any respect on the Effective Date and on the Effective Date such representations and warranties shall be true and correct as though made on the Effective Date except for changes therein specifically permitted by this Agreement or resulting from any transactions expressly consented to in writing by Terra, permitted by Section 6.6 or entered into in connection with the consummation of the Merger and the other transactions contemplated hereby; subject to Section 10.7, none of the representations or warranties that are not so qualified shall be untrue or incorrect in any material respect on the Effective Date and on the Effective Date such representations and warranties shall be true and correct in all material respects as though made on the Effective Date except for changes therein specifically permitted by this Agreement or resulting from any transactions expressly consented to in writing by Terra, permitted by Sections

6.6 or entered into in connection with the consummation of the Merger and the other transactions contemplated hereby; and there shall have been delivered to Terra and the Stockholders a certificate or certificates to the foregoing effect substantially in the form of Exhibit K hereto, dated the Effective Date, signed on behalf of CMS Energy and Sub by their respective Presidents or Vice Presidents.

   SECTION 9.2. NO MATERIAL ADVERSE EFFECT. Between the date hereof and the Effective Date, there shall have been no Material Adverse Effect on CMS Energy and its Subsidiaries taken as a whole; and there shall have been delivered to Terra and the Stockholders a certificate or certificates to such effect, dated the Effective Date, signed on behalf of CMS Energy by its President or a Vice President.

   SECTION 9.3. NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any other material transaction contemplated by this Agreement shall be in effect; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

   SECTION 9.4. OPINIONS OF COUNSEL FOR CMS ENERGY AND SUB AND COUNSEL FOR THE STOCKHOLDERS. Terra and the Stockholders shall have received from Denise Sturdy, Esq., Assistant General Counsel for CMS Energy and Sub, an opinion, dated the Effective Date, in form and substance satisfactory to Terra, the Stockholders, substantially to the effect set forth in Exhibit L, and the Stockholders shall have received from Dykema Gossett, special tax counsel for Terra, an opinion, dated the Effective Date, as to certain tax matters, substantially to the effect set forth in Exhibit M.

   SECTION 9.5. NECESSARY GOVERNMENTAL APPROVALS. The parties shall have received all governmental and regulatory approvals and actions reasonably necessary to consummate the transactions contemplated hereby, which are either required to be obtained prior to the Effective Date by applicable law or regulation (including, without limitation, the expiration or early termination of the applicable waiting period under the HSR Act) or are necessary to prevent a Material Adverse Effect on CMS Energy and its Subsidiaries taken as a whole.

   SECTION 9.6. EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement, including the Prospectus, shall be effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been entered by the SEC and no material or fundamental change shall have occurred which requires disclosure thereof to be included in an amendment to such Registration Statement or a supplement to the Prospectus included in such Registration Statement, or to be incorporated by reference therein from a filing under the Exchange Act, prior to any further use of such Registration Statement and Prospectus under the Securities Act and the rules and regulations thereunder.

   SECTION 9.7. LISTING OF CMS COMMON SHARES. The CMS Common Shares to be issued hereunder shall have been approved for listing upon notice of issuance by the NYSE.

   SECTION 9.8. STOCKHOLDER ACTION. This Agreement shall have been unanimously adopted by all holders of Terra Common Stock. The payments of the bonuses described in Section 6.6(a)(xiii) and the payments described in the Covenant Not to Compete shall have been approved in a separate vote or written consent of all such holders who do not receive such payments. By the execution hereof, all such holders agree to give their timely consent and agree to execute such consents and other documents necessary to evidence such approvals.

   SECTION 9.9. NECESSARY CONSENTS. Terra shall have received consents, in form and substance reasonably satisfactory to Terra, to the transactions contemplated hereby from the other parties to all material contracts, leases, agreements and permits to which Terra or any of its Subsidiaries is a party or by which any of them are affected and which require such consent prior to the Merger and are necessary to prevent a Material Adverse Effect with respect to Terra and its Subsidiaries taken as whole.

   SECTION 9.10. MINIMUM AGGREGATE CONSIDERATION. The amount calculated pursuant to clause (A) less clause (B) of Section 2.2(a) shall be at least $59,000,000.

   SECTION 9.11. COVENANT NOT TO COMPETE. CMS Energy shall have entered into the Covenant Not to Compete with each of the Management Stockholders substantially in the form of Exhibit J.


                                   ARTICLE X

                           INDEMNIFICATION; SURVIVAL


   SECTION 10.1. INDEMNIFICATION BY THE STOCKHOLDERS AND OPTIONHOLDERS. From and after the Effective Time, each of the Stockholders and Optionholders shall jointly and severally indemnify and hold harmless CMS Energy, the Surviving Corporation and their subsidiaries, affiliates and successors from and against any and all (a) liabilities, losses, costs or damages ("Loss") and (b) reasonable attorneys', consultants' and accountants' fees and expenses, court costs and all other reason-able out-of-pocket expenses ("Expense") incurred by CMS Energy, the Surviving Corporation and their subsidiaries, affiliates and successors in connection with or arising from (i) any breach or failure to perform by any Stockholder or Optionholder of any of his respective agreements, covenants or obligations in this Agreement or any agreement entered into in connection with the transactions contemplated hereby, (ii) any breach or failure to perform by Terra of any of its agreements, covenants or obligations in this Agreement or any agreement entered into in connection with the transactions contemplated hereby, in each case to be performed or complied with prior to or at the Effective Time, and (iii) any breach of any warranty or the inaccuracy of any representation of Terra or any Stockholder or Optionholder contained in this Agreement, as updated in accordance with Section 10.7 hereof, or in any certificate delivered by or on behalf of Terra or any Stockholder or Optionholder pursuant hereto; provided, however, that no Stockholder or Optionholder shall have any obligation to indemnify and hold harmless any indemnified party with respect to any Loss or Expense arising from any breach of a warranty, or inaccuracy of a representation, of any other Stockholder contained in Section 3.3(b) or 3.4(b) or 3.34 or of any other Optionholder contained in Section 3.3(b) or 3.4(b); and provided, further, however, that no Non-Management Stockholder shall have any obligation to indemnify and hold harmless any indemnified party except with respect to (A) any Loss or Expense arising from any breach or failure to perform by such Non-Management Stockholder of any of his respective agreements, covenants or obligations in this Agreement or any agreement entered into in connection with the transactions contemplated hereby, or (B) any breach of a warranty, or inaccuracy of a representation, of such Non-Management Stockholder contained in
Section 3.3(b) (first sentence), 3.4(b) or 3.34; and provided, further, however, that, it is understood that if there is a breach or alleged breach of any representation or warranty contained in or pertaining to the matters which were not taken into account in determining the Aggregate Consideration and such breach or alleged breach does not give rise to an indemnification obligation under Section 7.2, such breach or alleged breach shall give rise to an indemnification obligation under this Article X; and provided, further, however, that the Stockholders shall be required to indemnify and hold harmless CMS Energy and the Surviving Corporation under this Section 10.1 with respect to the breach or inaccuracy of any representations or warranties as hereinabove provided only to the extent that the aggregate amount of Loss and Expense referred to above in this Section 10.1 relating thereto exceeds $300,000, except for any Loss or Expense incurred in connection with or arising from any breach or inaccuracy of the representations and warranties contained in Section
3.3 and 3.4, as to which no such limitation shall apply; and provided further, that the obligation of the Stockholders to indemnify and hold harmless CMS Energy and the Surviving Corporation pursuant to this Section 10.1 shall be limited to the aggregate payment by





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

such Stockholders of an amount equal to $30,000,000, except for any Loss or Expense incurred in connection with or arising from any breach or inaccuracy of the representations and warranties contained in Sections 3.3 and 3.4, as to which such limitation shall be the Aggregate Consideration.

   SECTION 10.2. INDEMNIFICATION BY CMS ENERGY AND THE SURVIVING CORPORATION. From and after the Effective Time, CMS Energy and the Surviving Corporation shall jointly and severally indemnify and hold harmless the Stockholders and Optionholders and their affiliates and successors from and against any and all Loss and Expense incurred by the Stockholders or Optionholders and their affiliates and successors in connection with or arising from (a) any breach or failure to perform by CMS Energy or the Surviving Corporation of any of their respective agreements, covenants or obligations in this Agreement or any agreement entered into in connection with the transactions contemplated hereby or thereby, and (b) any breach of any warranty or the inaccuracy of any representation of CMS Energy or Sub contained in this Agreement, as updated in accordance with Section 10.7 hereof, or in any certificate delivered by or on behalf of CMS Energy or Sub pursuant hereto or thereto, provided, however, that the obligation of CMS Energy and the Surviving Corporation to indemnify and hold harmless pursuant to this Section 10.2 shall be limited to the aggregate payment by CMS Energy and/or the Surviving Corporation of an amount equal to $30,000,000, except for any Loss or Expense in connection with or arising from any breach or inaccuracy of the representations and warranties contained in Sections 4.1, 4.2, 4.3 and 4.4, as to which such limitation shall be the Aggregate Consideration.

   SECTION 10.3. NOTICE OF CLAIMS. If CMS Energy (with respect to Section 10.1) or a Stockholder or Optionholder (with respect to Section 10.2) believes that any of the persons entitled to indemnification under this Article X has suffered or incurred any Loss or incurred any Expense, CMS Energy or the Stockholder or Optionholder, as the case may be, shall so notify the others promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement or any certificate delivered pursuant hereto in respect of which such Loss or Expense shall have occurred; provided, however, that the omission by such indemnified party to give notice as provided herein shall relieve the indemnifying party of its indemnification obligation under this Article X only if such omission results in a failure of actual notice to the indemnifying party and then only to the extent that such indemnifying party is materially damaged as a result of such failure to give notice. If any action at law or suit in equity is instituted by or against a third party with respect to which any of the persons entitled to indemnification under this Article X intends to claim any liability or expense as Loss or Expense under this Article X, any such person shall promptly notify the indemnifying party of such action or suit as specified in this Section 10.3 and Section
10.4. Any party entitled to indemnification hereunder shall use reasonable efforts to minimize any Loss or Expense for which indemnification is sought hereunder.

   SECTION 10.4. THIRD PARTY CLAIMS. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a third party, the indemnified persons shall give such notice thereof to the indemnifying party not later than twenty (20) days prior to the time any response to the asserted claim is required, if possible, and in any event within fifteen (15) days following the date such indemnified person has actual knowledge thereof; provided, however, that the omission by such indemnified party to give notice as provided herein shall relieve the indemnifying party of its indemnification obligation under this Article X only if such omission results in a failure of actual notice to the indemnifying party and then only to the extent that such indemnifying party is materially damaged as a result of such failure to give notice. In the event of any such claim for indemnification resulting from or in connection with a claim or legal proceeding by a third party, the indemnifying party may, at its sole cost and expense, assume the defense thereof; provided, however, that counsel for the indemnifying party, who shall conduct the defense of such claim or legal proceeding, shall be reasonably satisfactory to the indemnified party; and provided, further, that if the defendants in any such actions include both the indemnified persons and the indemnifying party and the indemnified persons shall have reasonably concluded that there may be legal defenses or rights available to them which have not been waived and are in actual or potential conflict with those available to the indemnifying party, the indemnified persons shall have the right to select one law firm reasonably acceptable to the indemnifying party to act as separate counsel, on behalf of such indemnified persons, at the expense of the indemnifying party. Subject to the second proviso of the immediately preceding sentence, if an indemnifying party assumes the defense of any such claim or legal proceeding, such indemnifying party shall not consent to entry of any judgment, or enter into any settlement, that (a) is not subject to full indemnification hereunder, (b) provides for injunctive or other non-monetary relief affecting the indemnified persons or
(c) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such indemnified persons of a release from all liability with respect to such claim or legal proceeding, without the prior written consent of the indemnified persons (which consent, in the case of clauses (b) and (c), shall not be unreasonably withheld); provided, however, that subject to the second proviso of the immediately preceding sentence, the indemnified persons may, at their own expense, participate in any such proceeding with the counsel of their choice without any right of control thereof. So long as the indemnifying party is in good faith defending such claim or proceeding, the indemnified persons shall not compromise or settle such claim or proceeding without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. If the indemnifying party does not assume the defense of any such claim or litigation in accordance with the terms hereof, the indemnified persons may defend against such claim or litigation in such manner as they may deem appropriate, including, without limitation, settling such claim or litigation (after giving prior written notice of the same to the indemnifying party and obtaining the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld) on such terms as the indemnified persons may deem appropriate, and the indemnifying party will promptly indemnify the indemnified persons in accordance with the provisions of this Section 10.4.


   SECTION 10.5. EXCLUSIVE REMEDY. In the event the Merger is consummated, any claim against either the Stockholders or Optionholders or CMS Energy or the Surviving Corporation for any breach of this Agreement or in connection with any of the transactions contemplated hereby (other than a claim for breach of Section 7.2 or of any agreements or instruments entered into in connection herewith) shall, to the extent permitted by law, be made solely pursuant to this Article X.

   SECTION 10.6. SURVIVAL OF OBLIGATIONS. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that the representations and warranties in Articles III and IV shall terminate on the third anniversary of the Effective Date except for the representations and warranties contained in Sections 3.3 and 3.4, which shall survive without termination, and the representations contained in Sections 3.8,
3.22 and 7.1(c), which shall survive until expiration of the applicable statute of limitations; and provided, further, that if any claim under this Article X for Loss or Expense in respect of any representations and warranties is asserted in writing with reasonable specificity prior to the expiration of the applicable period set forth above, the obligations of the indemnifying party with respect to such claim shall not be affected by the expiration of such period.

   SECTION 10.7. UPDATE OF THE REPRESENTATIONS AND WARRANTIES. (a) Not later than five days prior to the Effective Date, Terra, any Stockholder or any Optionholder may deliver a written notice to CMS Energy setting forth any and all facts, conditions, occurrences, changes and other matters, in each case, occurring after the date hereof, that has caused or may cause the representations and warranties of the Stockholders and/or the Optionholders contained herein (including the Schedules hereto) not to be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification). In the event that any of such facts, conditions, occurrences, changes and other matters shall have caused or will cause, on or prior to the Effective Date, any such representation or warranty not to be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on the Effective Date with the same effect as though made on the Effective Date, CMS Energy may elect to terminate this Agreement pursuant to Section 11.1(d) based on such facts, conditions, occurrences, changes or other matters. If CMS Energy shall nevertheless proceed to consummate the Merger, such facts, conditions, occurrences, changes and other matters so disclosed as to each such representation or warranty of the Stockholders and/or the Optionholders contained herein (including the Schedules) shall be deemed to constitute an exception to such representation or warranty reflecting the facts, conditions, occurrences, changes and other matters so disclosed with the same effect as if such exception had been made in such representation or warranty as of the date hereof in this Agreement to the extent, but only to the extent, of such disclosure.

   (b) Not later than five days prior to the Effective Date, CMS Energy may deliver a written notice to Terra, the Stockholders and the Optionholders setting forth any and all facts, conditions, occurrences, changes and other matters, in each case, occurring after the date hereof, that has caused or may cause the representations and warranties of CMS Energy contained herein (including the Schedules hereto) not to be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification). In the event that any of such facts, conditions, occurrences, changes and other matters shall have caused or will cause, on or prior to the Effective Date, any such representation or warranty not to be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on the Effective Date with the same effect as though made on the Effective Date, Terra may elect to terminate this Agreement pursuant to Section 11.1(e) based on such facts, conditions, occurrences, changes or other matters. If Terra shall nevertheless proceed to consummate the Merger, such facts, conditions, occurrences, changes or other matters so disclosed as to each such representation or warranty of CMS Energy contained herein (including the Schedules) shall be deemed to constitute an exception to such representation or warranty reflecting the facts, conditions, occurrences, changes and other matters so disclosed with the same effect as if such





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exception had been made in such representation or warranty as of the date hereof in this Agreement to the extent, but only to the extent, of such disclosure.

        SECTION 10.8. ADJUSTMENT TO CONSIDERATION. All indemnity payments made pursuant to this Article X shall be considered as adjustments to the consideration paid in connection with the Merger and to the extent that it cannot be so characterized for Tax purposes, shall be made on an After-Tax Basis.


                                   ARTICLE XI

                                  TERMINATION

        SECTION 11.1. TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Effective Time:

        (a)  by the mutual consent of CMS Energy and Terra;

        (b) by CMS Energy upon any material breach by Terra or any Stockholder or any Optionholder of any of the covenants contained in Article VI or VII or
Section 12.1;

        (c) by Terra upon any material breach by CMS Energy or Sub of any of the covenants contained in Article VI or VII or Section 12.1;

        (d) by CMS Energy if any of the conditions specified in Article VIII has not been met in all material respects or waived by CMS Energy at such time as such condition can no longer be satisfied;

        (e) by Terra if any of the conditions specified in Article IX has not been met in all material respects or waived by Terra and the Stockholders, as applicable, at such time as such condition can no longer be satisfied; or

        (f) by CMS Energy or Terra if the Merger shall not have been consummated on or before September 30, 1995.

        SECTION 11.2. EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement (other than Sections 12.1, 12.2 and 12.10) shall terminate without further liability of any party to the others; provided, however, that nothing herein shall relieve any party from





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

liability for its breach of this Agreement during its effectiveness, provided that anything contained in this Agreement to the contrary notwithstanding, in the event of such termination after the Exchange Closing Time, Lagina shall be deemed to have continuously held the Lagina Shares and any action taken pursuant to Section 2.3 hereof or in connection with the Exchange Closing shall be deemed null and void, ab initio, and shall be reversed effective as of the Exchange Closing Time.


                                  ARTICLE XII

                                OTHER PROVISIONS

   SECTION 12.1. CONFIDENTIAL NATURE OF INFORMATION. Each party agrees that it will treat in strict confidence all documents, materials and other information which it obtains regarding the other parties during the course of the negotiations leading to the consummation of the transactions provided for herein and the preparation of this Agreement; and if for any reason whatsoever the transactions contemplated by this Agreement shall not be consummated, each party shall return to each other party all copies of non-public documents and materials which have been furnished or acquired in connection therewith and shall not use or disseminate such documents, materials or other information for any purpose whatsoever.

   SECTION 12.2.  FEES AND EXPENSES.  Except as otherwise provided in this
Section 12.2, each of the parties hereto shall bear its own costs and expenses (including, without limitation, fees and disbursements of its counsel, accountants and other financial, legal, accounting or other advisors), incurred by it or its affiliates in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and each of the other documents and instruments executed in connection with or contemplated by this Agreement, and the consummation of the transactions contemplated hereby and thereby (collectively "Acquisition Expenses"); provided, however, that Acquisition Expenses incurred or paid by Terra in excess of $100,000 shall be included in Section 2.2(a)(B)(III).

   SECTION 12.3. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or by overnight mail, or four days after being mailed (by registered mail, return receipt requested) to a party at the following address (or to such other address as such party may have specified by notice given to the other parties pursuant to this provision):

   If to CMS Energy to:

   CMS Energy Corporation
   Fairlane Plaza South, Suite 1100
   330 Town Center Drive
   Dearborn, Michigan  48126
   Attention:  Corporate Secretary

   with a copy to:

   Sidley & Austin
   One First National Plaza
   Chicago, Illinois  60603
   Attention:  Andrew H. Shaw, Esq.

   and

   CMS NOMECO Oil & Gas Co.
   One Jackson Square
   P.O. Box 1150
   Jackson, Michigan  49201
   Attention:  William H. Stephens III

   If to Sub to:

   CMS Merging Corporation
   c/o CMS Energy Corporation
   Fairlane Plaza South, Suite 1100
   330 Town Center Drive
   Dearborn, Michigan  48126
   Attention:  Corporate Secretary

   with a copy to:

   Sidley & Austin
   One First National Plaza
   Chicago, Illinois  60603
   Attention:  Andrew H. Shaw, Esq.

   If to Terra to:

   Terra Energy Ltd.
   1503 North Garfield Road
   Traverse City, Michigan  49686
   Attention:  President

   with a copy to:

   Mika, Meyers, Beckett & Jones, P.L.C.
   Suite 700
   200 Ottawa Avenue, N.W.
   Grand Rapids, Michigan  49503
   Attention:  Michael C. Haines, Esq.

   If to the Management Stockholders to the Stockholders' Representative as follows:

   Martin G. Lagina
   c/o Terra Energy Ltd.
   1503 North Garfield Road
   Traverse City, Michigan  49686

   with a copy to:

   Mika, Meyers, Beckett & Jones, P.L.C.
   Suite 700
   200 Ottawa Avenue, N.W.
   Grand Rapids, Michigan  49503
   Attention:  Michael C. Haines, Esq.

   If to the Optionholders to the
     Stockholders' Representative as follows:

   Martin G. Lagina
   c/o Terra Energy Ltd.
   1503 North Garfield Road
   Traverse City, Michigan  49686

   with a copy to:

   Mika, Meyers, Beckett & Jones, P.L.C.
   Suite 700
   200 Ottawa Avenue, N.W.
   Grand Rapids, Michigan  49503
   Attention:  Michael C. Haines, Esq.

   If to the Non-Management Stockholders to:

   Dr. Leonard J. Scherock
   1465 S. Lincoln Road
   Mt. Pleasant, Michigan  48858

   with a copy to:

   Law, Weathers & Richardson
   800 Bridgewater Place
   333 Bridge Street, N.W.
   Grand Rapids, MI  49503
   Attention:  John P. Schneider, Esq.

   SECTION 12.4.  DEFINITIONS.  For purposes of this Agreement:

   (a) an "affiliate" of any person means another person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

   (b) an "associate" of any person means (i) a corporation or organization of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of a class of equity securities, (ii) any trust or other estate in which such person has substantial beneficial interest or as to which such person serves as trustee or in a similar capacity and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the person or any of its parents or subsidiaries.

   (c) "Good and Defensible Title" shall mean that title, free and clear of all liens, encumbrances, burdens and claims, which entitles Terra or any Subsidiary, as the case may be, (i) with respect to Interests constituting pipelines, gathering lines, and treating and processing facilities, to the interest in all capital assets and revenues, subject to associated costs and expenses, not less than the undivided interests as held on June 1, 1995, and
  (ii) with respect to Proved Developed Interests, Proved Undeveloped Interests and Unproved Interests, to receive, during the remaining life of the Leases or other mineral rights or interests constituting an Interest, not less than the undivided interests set forth in the Property Schedules as net revenue interests, both before and after payout, and overriding royalty interests in all hydrocarbons produced, saved and marketed from such Leases or other mineral rights and all Wells located thereon through the plugging, abandonment and salvage of such Wells, without suspense or any indemnity other than normal division order warranty of title, and which obligates Terra or any Subsidiary, as the case may be, to bear a portion of the costs and expenses relating to the maintenance and development of, and operations relating to, the Leases or such other mineral rights or interests and all Wells located thereon through the plugging, abandonment and salvage of such Wells not greater than the working interests for such Leases or such other mineral rights or interests, both before and after payout, set forth in the Property Schedules, except in each case (A) to the extent that the Property Schedules indicate that such net revenue interest, overriding royalty interest and/or working interest is subject to change; (B) for penalty provisions and contribution requirements customarily provided for in operating and other similar agreements; (C) for increases in the working interest where there has been a corresponding and proportionate increase in the net revenue interest and (D) for Permitted Encumbrances.

   (d)  "Interests" shall mean and include all of the following:

        (i) Proved Developed Oil and Gas Interests. The interests and rights of Terra and its Subsidiaries in and to oil and gas Leases, overriding royalty interests, mineral interests, and other interests of Terra and its Subsidiaries in producing oil and gas reserves that are expected to be recovered through existing Wells which are producing oil or gas or which are capable of production (whether or not in actual production) with existing equipment and operating methods, including, without limitation, the interests and rights of Terra and its Subsidiaries in and to the Leases, units, Wells, and other properties described as proved developed in the Property Schedules (collectively, the "Proved Developed Interests");

        (ii) Proved Undeveloped Oil and Gas Interests. The interests and rights of Terra and its Subsidiaries in and to oil and gas Leases, overriding royalty interests, mineral interests, and other interests of Terra and its Subsidiaries in oil and gas reserves that are considered to be proven in accordance with commonly accepted petroleum engineering standards and are expected to be recovered from Wells that have not been drilled, completed or equipped to a point that would permit production of commercial quantities of oil and gas, including, without limitation, the interests and rights of Terra and its Subsidiaries in and to the Leases, units, Wells, and other properties described as proved undeveloped in the Property Schedules (collectively, the "Proved Undeveloped Interests");

        (iii) Unproved Oil and Gas Interests. The interests and rights of Terra and its Subsidiaries in and to oil and gas Leases, overriding royalty interests, mineral interests, and other interests of Terra and its Subsidiaries in oil and gas properties that are neither Proved Developed Interests or Proved Undeveloped Interests, including, without limitation, the interests and rights of Terra and its Subsidiaries in and to the properties described as unproved in the

  Property Schedules (collectively, the "Unproved Interests");

     (iv) Personal Property and Equipment. All of the personal property, equipment, inventory and supplies of Terra and its Subsidiaries of whatsoever kind or nature, wheresoever situated;

     (v) Agreements. All of the interests of Terra and its Subsidiaries in the entire estates and other rights created by all equipment, real estate and other leases, licenses, permits, employment contracts, pipeline easements or rights of way, and other Terra Agreements, together with all of the property and rights incident thereto;

     (vi) Geological and Geophysical Data. All right, title or interest of Terra and its Subsidiaries in or to any seismic, geological and geophysical data, of whatsoever kind or nature, wheresoever situated, together with all interpretive analyses; and

     (vii) Remaining Assets. All other assets and properties now or as of the Effective Time owned by Terra or any of its Subsidiaries, whether real or personal, tangible or intangible, wheresoever situated.

   (e) the "knowledge of Terra" or "the best knowledge of Terra" or "known to Terra" or "knowingly" means the knowledge of any of the Management Stockholders or the Optionholders or of any of the persons listed in Schedule 12.4(e), which Schedule includes all persons other than the Management Stockholders and the Optionholders who are directors of Terra or the chief executive officers of Terra or any of its Subsidiaries or officers of Terra.

   (f) "Material Adverse Change or Effect" means any change or effect (or any development that, insofar as can reasonably be foreseen, would result in any change or effect) that is materially adverse to the business, properties, operations, assets, condition (financial or otherwise) or results of operations of the applicable person or persons;

   (g) "Permitted Encumbrances" shall mean (i) landowners' royalties, overriding royalties, production payments, net profits interests, and other similar burdens on production in amounts that do not operate to reduce the net revenue interest of any Interest, either before or after payout, to less than the net revenue interest, either before or after payout, set forth on the Property Schedules for such Interest or to increase the working interest of any Interest, either before or after payout, to greater than the working interest set forth on the Property Schedules for such Interest, either before or after payout; (ii) division orders that do not operate to reduce the net revenue interest of any Interest, either before or after payout, to less than the net revenue interest, either before or after payout, set forth in the Property Schedules for such Interest and that do not increase the working interest of any Interest, either before or after payout, to greater than the working interest, either before or after payout, set forth in the Property Schedules for such Interest without a corresponding and proportionate increase in the net revenue interest; (iii) operating agreements containing terms and conditions customary in the industry for the area in which the affected Interest is located and that do not operate to reduce the net revenue interest of any Interest, either before or after payout, to less than the net revenue interest, either before or after payout, set forth in the Property Schedules for such Interest and that do not increase the working interest of any Interest, either before or after payout, to greater than the working interest, either before or after payout, set forth in the Property Schedules for such Interest without a corresponding and proportionate increase in the net revenue interest; (iv) unitization, pooling, communitization and spacing agreements and orders that contain terms and conditions customary in the industry for the area in which the affected Interest is located and that do not operate to reduce the net revenue interest, either before or after payout, of any Interest to less than the net revenue interest, either before or after payout, set forth in the Property Schedules for such Interest and that do not increase the working interest, either before or after payout, of any Interest to greater than the working interest, either before or after payout, for such Interest set forth in the Property Schedules for such Interest without a corresponding and proportionate increase in the net revenue interest; (v) farmout and farmin agreements that contain terms and conditions that are customary in the industry for the area in which the affected Interest is located and that have been taken into consideration in setting forth the net revenue interest and working interest, both before and after payout, set forth in the Property Schedules; (vi) mechanic's, materialmen's, warehousemen's and carrier's liens and other similar liens arising by operation of law or statute in the ordinary course of the Terra Business for obligations that are not delinquent or that will be paid or discharged in the ordinary course of the Terra Business; (vii) liens arising under joint operating agreements for obligations that are not delinquent or that will be paid or discharged in the ordinary course of business; (viii) liens for taxes, assessments and similar governmental charges incurred or payable by Terra or its Subsidiaries that are not delinquent or, if delinquent, that are being contested in good faith by Terra and for which adequate reserves have been established by Terra and reflected on the Statement of Income and/or the Balance Sheet (and taken into account in determining Terra Consolidated Net Working Capital); (ix) liens and encumbrances securing Terra Debt; (x) liens and encumbrances that shall be released at or prior to the Effective Time at no cost to Terra; (xi) easements, servitudes, rights-of-way and other similar rights relating to the Leases that do not materially interfere with the use of the Leases; (xii) rights reserved to or vested in any municipality or to governmental, statutory or public authority to control or regulate any of the Interest in any manner, and all applicable laws, rules and orders of governmental authorities; and (xiii) any defect (but not a deficiency) in title or related lien, encumbrance, encroachment or burden of a type expected to be encountered, and which is customarily acceptable to prudent oil and gas operators, in the area in which the Interest is located.

        (h) "person" means an individual, corporation, partnership, association, trust, unincorporated organization or other entity.

        (i) "Property Schedules" shall mean the Schedules of Proved Developed Interests, Proved Undeveloped Interests and Unproved Interests attached hereto as Schedule 12.4(i).

        (j) "Title Defect" shall mean any defect or deficiency in title, lien, encumbrance, encroachment, burden, circumstance, that renders title to any Interest identified in the Property Schedules or any portion thereof, or any Interest relating to oil and gas gathering and transportation activities, less than or deficient from Good and Defensible Title.

        SECTION 12.5. PARTIAL INVALIDITY. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

   SECTION 12.6. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors or assigns.

   SECTION 12.7. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and shall become a binding agreement when CMS Energy, Sub, Terra, the Stockholders and the Optionholders shall have each executed one counterpart.

   SECTION 12.8. TITLES AND HEADINGS. Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

   SECTION 12.9. SCHEDULES AND EXHIBITS. The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

   SECTION 12.10. ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS; ASSIGNMENT. This Agreement, including the Schedules and Exhibits, contains the entire understanding of the parties hereto with regard to the subject matter contained herein except that the confidentiality agreement, dated March 29, 1995 (the "Confidentiality Agreement"), between Terra and CMS NOMECO shall remain in full force in effect pursuant to the terms thereof after the execution of this Agreement; provided, however, that the Confidentiality Agreement shall terminate as of the Effective Time. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. Except as expressly provided herein, the rights and obligations of the parties under this Agreement may not be assigned or transferred by any party hereto without the prior written consent of the other parties hereto.

   SECTION 12.11. INDEPENDENT INVESTIGATION AND SCOPE OF REPRESENTATIONS. CMS Energy acknowledges and confirms that (i) in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied on the representations, warranties, covenants and agreements of Terra, the Stockholders and the Optionholders set forth in the Agreement (including the exhibits and schedules) and on no other representations, warranties, covenants and agreements, and (ii) it has made its own independent investigation, analysis and evaluation of Terra's properties (including CMS Energy's own estimate and appraisal of the extent and value of Terra's hydrocarbon reserves, pipelines and contracts), business, financial condition, operations and prospects. Except to the extent expressly set forth in this Agreement, including Section 3.35, no party makes any representation or warranty whatsoever. Without limiting the generality of the foregoing, except as set forth in Article III, NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, ARE MADE WITH RESPECT TO THE MERCHANTABILITY, USEFULNESS OR SUITABILITY FOR ANY PURPOSE OF ANY PERSONAL PROPERTY OF Terra OR ITS SUBSIDIARIES, INCLUDING, WITHOUT LIMITATION (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (b) ANY RIGHTS OF CMS ENERGY UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND (c) ANY CLAIM FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO SUCH PERSONAL PROPERTY, IT BEING UNDERSTOOD THAT, EXCEPT AS AFORESAID, SUCH PERSONAL PROPERTY SHALL EXIST IN ITS PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS," WITH ALL FAULTS.

   SECTION 12.12. GOVERNING LAW; ARBITRATION. (a) This Agreement, and the application or interpretation thereof, shall be governed by its terms and by the internal laws of the State of Michigan, without regard to principles of conflicts of laws as applied in the State of Michigan or any other jurisdiction which, if applied, would result in the application of any laws other than the internal laws of the State of Michigan.

   (b) Any action, dispute, claim or controversy arising under, out of, in connection with, or relating to, this Agreement, or any amendment hereof, or the breach hereof (a "Dispute"), shall be determined and settled by binding arbitration in Lansing, Michigan, by a person or persons mutually agreed upon, or in the event of a disagreement as to the selection of the arbitrator or arbitrators, in accordance with the rules of the American Arbitration Association ("AAA"). Any award rendered therein shall specify the findings of fact of the arbitrator or arbitrators and the reasons for such award, with the reference to and reliance on relevant law. Any such award shall be final and binding on each and all of the parties thereto and their personal representatives, and judgment may be entered thereon in any court having jurisdiction thereof. Any party may, by summary proceedings, bring an action in court to compel arbitration of any Dispute. Any arbitration hereunder shall be administered by the AAA in accordance with the terms of this Section 12.12, the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the Federal Arbitration Act. To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded by December 31, 1995. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law.

   SECTION 12.13.  NO THIRD-PARTY BENEFICIARIES.  Except for Section 7.2 and
Article X, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties hereto and successors and assigns permitted by Section 12.6 any right, remedy or claim under or by reason of this Agreement (but excluding for the purpose of this provision the Exhibits and Schedules).

   SECTION 12.14. INTERPRETATION. Except as expressly stated otherwise, any reference herein to "he," "she" or "it", or comparable terms, with respect to any person or entity shall mean and include references to any or all of the same as applicable whether or not so stated and regardless of gender, and any reference herein to "this Agreement," "herein," "hereof," "hereby," "hereunder," or comparable terms shall mean and include references to this Agreement and the Schedules and Exhibits to this Agreement.

   IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto or by their duly authorized officers, all as of the date first above written.



          CMS ENERGY CORPORATION,
            a Michigan corporation



          By:  /s/ Preston D. Hopper
               Name:  Preston D. Hopper
               Title: Vice President



          CMS MERGING CORPORATION,
            a Michigan corporation



          By:  /s/ William H. Stephens III
               Name:  William H. Stephens III
               Title: Vice President and
                      General Counsel



          TERRA ENERGY LTD.,
            a Michigan corporation



          By:  /s/ Martin G. Lagina
               Name:  Martin G. Lagina
               Title: Chairman and Chief
                      Executive Officer



          /s/ Martin G. Lagina
                Martin G. Lagina



          /s/ Craig J. Tester
                Craig J. Tester



          /s/ Dr. Thomas James
                Dr. Thomas James

          /s/ Nancy H. James
                Nancy H. James



          /s/ Dr. James Lowell
                Dr. James Lowell



          /s/ Mary K. Lowell
                Mary K. Lowell


          The Revocable Living Trust of
          Dr. Leonard J. Scherock Under
          Agreement dated May 1, 1990



          By:  /s/ Dr. Leonard Scherock
               Dr. Leonard Scherock, Trustee



          /s/ Robert M. Boeve
                Robert M. Boeve



          /s/ Wayne Sterenberg
                Wayne Sterenberg